UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Vanda Pharmaceuticals Inc.

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Vanda Pharmaceuticals Inc.

2200 Pennsylvania Avenue, Suite 300E

Washington, D.C. 20037

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 18, 2015

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Vanda Pharmaceuticals Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on June 18, 2015, at 9:00 a.m. local time at the Washington Marriott, located at 1221 22nd Street NW, Washington, D.C. 20037, for the following purposes:

•	Proposal 1: To elect Mihael H. Polymeropoulos, M.D. to serve as a Class III director until the 2018 annual meeting of stockholders;

•

Proposal 2:    To ratify the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015;

•	Proposal 3: To approve on an advisory basis the named executive officer compensation;

•	Proposal 4: To re-approve the performance goals included in the Vanda Pharmaceuticals Inc. 2006 Equity Incentive Plan, as amended; and

•	To conduct any other business properly brought before the Annual Meeting or any adjournments or postponements thereof.

The record date for the Annual Meeting is April 20, 2015. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof. A complete list of such stockholders will be available for examination at our offices in Washington, D.C. during normal business hours for a period of ten days prior to the Annual Meeting.

YOUR VOTE IS IMPORTANT!

Your vote is important. Please vote by using the internet or by telephone or, if you received a paper copy of the proxy card by mail, by signing and returning the enclosed proxy card. Instructions for your voting options are described on the Notice of Internet Availability of Proxy Materials or proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on June 18, 2015. The proxy statement and annual report are available at www.proxyvote.com.

Your Board of Directors unanimously recommends you vote the proxy card “FOR” the Company’s director nominee, Mihael H. Polymeropoulos, M.D.; “FOR” Proposal 2, “FOR” Proposal 3 and “FOR” Proposal 4.

By Order of the Board of Directors,

James P. Kelly Senior Vice President, Chief Financial Officer, Treasurer and Secretary Washington, D.C. April 29, 2015

This notice of Annual Meeting and accompanying proxy statement are being distributed or made available to stockholders on or about April 29, 2015.

Vanda Pharmaceuticals Inc.

2200 Pennsylvania Avenue, Suite 300E

Washington, D.C. 20037

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

June 18, 2015

This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Vanda Pharmaceuticals Inc. (sometimes referred to as “we”, the “Company” or “Vanda”), which will be held on June 18, 2015, at 9:00 a.m. local time at the Washington Marriott, located at 1221 22nd Street NW, Washington, D.C. 20037.

We are making this proxy statement and our annual report on Form 10-K available to stockholders at www.proxyvote.com. On or about April 29, 2015, we will begin mailing to certain of our stockholders a notice (the “Notice”) containing instructions on how to access and review this proxy statement and our annual report on Form 10-K at that website. The Notice also instructs you how you may submit your proxy over the internet or via telephone. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving this proxy statement and proxy card?

You have received these proxy materials because you owned shares of Vanda common stock as of April 20, 2015, the record date for the Annual Meeting, and our Board of Directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement describes issues on which we would like you to vote at the Annual Meeting. It also gives you information on these issues so that you can make an informed decision.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are permitted to furnish our proxy materials over the internet to our stockholders by delivering a Notice in the mail. As a result, only stockholders who specifically request a printed copy of the proxy statement will receive one. Instead, the Notice instructs stockholders on how to access and review the proxy statement and annual report over the internet at www.proxyvote.com. The Notice also instructs stockholders on how they may submit their proxy over the internet. If a stockholder who received a Notice would like to receive a printed copy of our proxy materials, such stockholder should follow the instructions for requesting these materials contained in the Notice.

How may I vote at the Annual Meeting?

You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy via telephone or on the internet. If you received a printed set of materials, you may also vote by mail by signing, dating and returning the proxy card.

When you vote, regardless of the method used, you appoint Dr. Mihael H. Polymeropoulos and Mr. James P. Kelly as your representatives (or proxyholders) at the Annual Meeting. They will vote your shares at the Annual Meeting as you have instructed them or, if an issue that is not on the proxy card comes up for vote, in accordance with their best judgment. This way, your shares will be voted whether or not you attend the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on April 20, 2015, the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting. On the record date, there were 41,798,503 shares of the Company’s common stock outstanding. All of these outstanding shares are entitled to vote at the Annual Meeting (one vote per share of common stock) in connection with the matters set forth in this proxy statement.

In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the place of the Annual Meeting on June 18, 2015 and will be accessible for ten days prior to the meeting at our principal place of business, 2200 Pennsylvania Avenue, Suite 300E, Washington, D.C. 20037, between the hours of 9:00 a.m. and 5:00 p.m. local time.

How do I vote?

If on April 20, 2015, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. Stockholders of record may vote by using the internet, by telephone or (if you received a proxy card by mail) by mail as described below. Stockholders also may attend the meeting and vote in person. If you hold shares through a bank, broker or other nominee, please refer to your proxy card, Notice or other information forwarded by your bank, broker or other nominee to see which voting options are available to you.

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You may vote by using the internet.    The address of the website for internet voting is www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 17, 2015. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

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You may vote by telephone.    The toll-free telephone number is noted on Notice and your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 17, 2015. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	You may vote by mail. If you received a proxy card by mail and choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope.

The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. If you hold your shares in “street name,” you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit a subsequent proxy by using the internet, by telephone or by mail with a later date;

•	You may deliver a written notice that you are revoking your proxy to the Secretary of the Company at 2200 Pennsylvania Avenue, Suite 300E, Washington, D.C. 20037; or

•	You may attend the Annual Meeting and vote your shares in person. Simply attending the Annual Meeting without affirmatively voting will not, by itself, revoke your proxy.

If you are a beneficial owner of your shares, you must contact the bank, broker or other nominee holding your shares and follow their instructions for changing your vote.

How many votes do you need to hold the Annual Meeting?

A quorum of stockholders is necessary to conduct business at the Annual Meeting. Pursuant to our bylaws, a quorum will be present if a majority of the voting power of outstanding shares of the Company entitled to vote generally in the election of directors is represented in person or by proxy at the Annual Meeting. On the record date, there were 41,798,503 shares of common stock outstanding and entitled to vote. Thus 20,899,252 shares must be represented by stockholders present at the Annual Meeting or represented by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you attend the Annual Meeting and vote in person. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present for the transaction of business. If a quorum is not present, the holders of a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting to another date.

What matters will be voted on at the Annual Meeting?

The following matters are scheduled to be voted on at the Annual Meeting:

•	Proposal 1: To elect Mihael H. Polymeropoulos, M.D. to serve as a Class III director until the 2018 annual meeting of stockholders;

•	Proposal 2: To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for the year ending December 31, 2015;

•	Proposal 3: To approve on an advisory basis the named executive officer compensation; and

•	Proposal 4: To re-approve the performance goals included in the Vanda Pharmaceuticals Inc. 2006 Equity Incentive Plan, as amended.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

Could other matters be decided at the Annual Meeting?

Vanda does not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the Annual Meeting, the persons named on the proxy card will have discretionary authority to vote the shares represented by proxies in accordance with their best judgment. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such other business.

What will happen if I do not vote my shares?

Stockholder of Record:    Shares Registered in Your Name.    If you are the stockholder of record of your shares and you do not vote by proxy card, by telephone, via the internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

Beneficial Owner:    Shares Registered in the Name of Broker, Bank or other Nominee.    Banks, brokers or other nominees who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Under the rules that govern brokers who are voting shares held in street name, brokers have the discretion to vote those shares on routine matters but not on non-routine matters. Proposal 2 is the only routine matter in this proxy statement. As such, your broker does not have discretion to vote your shares with respect to Proposals 1, 3 or 4.

We encourage you to provide instructions to your bank, brokerage firm or other nominee by voting your shares pursuant to the instructions they have provided to you. This action ensures your shares will be voted at the meeting in accordance with your wishes.

How may I vote for each proposal and what is the vote required for each proposal?

Proposal 1: Election of Class III director.

With respect to the election of the nominee for director, you may:

•	vote “FOR” the election of the nominee for director; or

•	“WITHHOLD” your vote for the nominee.

Directors are elected by a majority of the votes cast at the Annual Meeting. Pursuant to our bylaws, a majority of votes cast means that the number of votes cast “FOR” a director’s election exceeds 50% of the votes cast with respect to that director’s election. For this purpose, votes cast shall include votes “WITHHELD” for a director’s election and shall exclude abstentions and broker non-votes. Because the election of directors is not a matter on which a bank, broker or other nominee is generally empowered to vote, broker non-votes are expected to exist in connection with this matter.

Proposal 2: Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for the year ending December 31, 2015.

You may vote “FOR” or “AGAINST” or abstain from voting. To ratify the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015, the Company must receive a “FOR” vote from a majority of all those outstanding shares that are present in person, or represented by proxy, and that are cast either affirmatively or negatively on the proposal at the Annual Meeting. Abstentions and broker non-votes will not be counted “FOR” or “AGAINST” the proposal and will have no effect on the proposal. Because the ratification of the appointment of the independent registered public accounting firm is a matter on which a bank, broker or other nominee is generally empowered to vote, no broker non-votes are expected to exist in connection with this matter.

Proposal 3: Advisory vote on executive compensation.

You may vote “FOR” or “AGAINST” or abstain from voting. To approve the compensation of the Company’s named executive officers on an advisory non-binding basis as set forth in this proxy statement, the Company must receive a “FOR” vote from a majority of all those outstanding shares that are present in person, or represented by proxy, and that are cast either affirmatively or negatively on the proposal at the Annual Meeting. Abstentions and broker non-votes will not be counted “FOR” or “AGAINST” the proposal and will have no effect on the proposal. Because Proposal 3 is a non-routine matter, broker non-votes are expected to exist in connection with this matter.

Proposal 4: Re-approval of the performance goals included in the Vanda Pharmaceuticals Inc. 2006 Equity Incentive Plan, as amended.

You may vote “FOR” or “AGAINST” or abstain from voting. To re-approve the performance goals included in the Vanda Pharmaceuticals Inc. 2006 Equity Incentive Plan, as amended, Proposal 4 must receive a “FOR” vote from a majority of all those outstanding shares that are present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions and “broker non-votes” will not be counted “FOR” or “AGAINST” the proposal and will have no effect on the proposal. Because the re-approval of the performance goals included in the Vanda Pharmaceuticals Inc. 2006 Equity Incentive Plan, as amended is not a matter on which a broker or other nominee is generally empowered to vote, no broker non-votes are expected to exist in connection with this matter.

What happens if a director nominee is unable to stand for election?

If a nominee is unable to stand for election, our Board of Directors may either:

•	reduce the number of directors that serve on the board, or

•	designate a substitute nominee.

If our Board of Directors designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election will be voted for the substitute nominee.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends a vote:

•	Proposal 1: “FOR” the election of Mihael H. Polymeropoulos, M.D. as a Class III director to serve a term of three years until our 2018 annual meeting of stockholders;

•	Proposal 2: “FOR” the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015;

•	Proposal 3: “FOR” the approval of, in an advisory manner, the compensation of our named executive officers as set forth in this proxy statement; and

•	Proposal 4: “FOR” the re-approval the performance goals included in the Vanda Pharmaceuticals Inc. 2006 Equity Incentive Plan, as amended.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted:

•	Proposal 1: “FOR” the election of Mihael H. Polymeropoulos, M.D. as a Class III director;

•	Proposal 2: “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015;

•	Proposal 3: “FOR” the approval, in an advisory manner, of the compensation of our named executive officers as set forth in this proxy statement; and

•	Proposal 4: “FOR” the re-approval of the performance goals included in the Vanda Pharmaceuticals Inc. 2006 Equity Incentive Plan, as amended.

•

If any other matter is properly presented at the Annual Meeting, the proxyholders for shares voted on the proxy card (i.e. one of the individuals named as proxies on your proxy card) will vote your shares using their best judgment.

What do I need to show to attend the Annual Meeting in person?

You will need proof of your share ownership (such as a recent brokerage statement or letter from your broker showing that you owned shares of our common stock as of April 20, 2015) and a form of photo identification. If you do not have proof of ownership and valid photo identification, you may not be admitted to the Annual Meeting. All bags, briefcases and packages will be held at registration and will not be allowed in the meeting. We will not permit the use of cameras (including cell phones and other devices with photographic capabilities) and other recording devices in the meeting room.

Who is paying for this proxy solicitation?

The accompanying proxy is being solicited by the Board of Directors of the Company. In addition to this solicitation, directors and employees of the Company may solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. In addition, the Company may also retain one or more third parties to aid in the solicitation of brokers, banks and institutional and other stockholders. We will pay for the entire cost of soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What happens if the Annual Meeting is postponed or adjourned?

Unless the polls have closed or you have revoked your proxy, your proxy will still be in effect and may be voted once the Annual Meeting is reconvened. However, you will still be able to change or revoke your proxy with respect to any proposal until the polls have closed for voting on such proposal.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results are expected to be announced at the Annual Meeting. Final voting results will be reported on a Current Report on Form 8-K filed with the SEC no later than the fourth business day after the Annual Meeting.

How can I find Vanda’s proxy materials and annual report on the internet?

This proxy statement and our 2014 annual report on Form 10-K are available at our corporate website at www.vandapharma.com. You also can obtain copies without charge at the SEC’s website at www.sec.gov. Additionally, in accordance with SEC rules, you may access these materials at www.proxyvote.com which does not have “cookies” that identify visitors to the site.

How do I obtain a separate set of Vanda’s proxy materials if I share an address with other stockholders?

In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address receive only one copy of the Notice. This practice, called “householding”, is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources. If you would like to have a separate copy of the Notice or our annual report and/or proxy statement mailed to you or to receive separate copies of future mailings, please submit your request to the address or phone number that appears on your Notice or proxy card. We will deliver such additional copies promptly upon receipt of such request.

In other cases, stockholders receiving multiple copies at the same address may wish to receive only one. If you would like to receive only one copy if you now receive more than one, please submit your request to the address or phone number that appears on your Notice or proxy card.

Can I receive future proxy materials and annual reports electronically?

Yes. This proxy statement and the 2014 annual report are available on our investor relations website located at www.vandapharma.com. Instead of receiving paper copies in the mail, stockholders can elect to receive an email that provides a link to our future annual reports and proxy materials on the internet. Opting to receive your proxy materials electronically will save us the cost of producing and mailing documents to your home or business will reduce the environmental impact of our annual meetings and will give you an automatic link to the proxy voting site.

May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?

Yes. The following requirements apply to stockholder proposals, including director nominations, for the 2016 annual meeting of stockholders.

Requirements for Stockholder Proposals to be Considered for Inclusion in Vanda’s Proxy Materials:

Stockholders interested in submitting a proposal (other than the nomination of directors) for inclusion in the proxy materials to be distributed by us for the 2016 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion in Vanda’s proxy materials, stockholder proposals must be received at our principal executive offices no later than the close of business on December 31, 2015 which is the 120th day prior to the first anniversary of the date that we released this Proxy Statement to our stockholders for the Annual Meeting. To be included in our proxy materials, your proposal also must comply with the Company’s bylaws and Rule 14a-8 promulgated under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2016 annual meeting of stockholders by more than 30 days from the anniversary of this year’s Annual Meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2016 annual meeting of stockholders. Proposals should be sent to Vanda Pharmaceuticals Inc., 2200 Pennsylvania Avenue, Suite 300E, Washington, D.C. 20037 Attn: Secretary.

Requirements for Stockholder Nomination of Director Candidates and Stockholder Proposals Not Intended for Inclusion in Vanda’s Proxy Materials:

Stockholders who wish to nominate persons for election to the Board of Directors at the 2016 annual meeting of stockholders or who wish to present a proposal at the 2016 annual meeting of stockholders, but who do not intend for such proposal to be included in Vanda’s proxy materials for such meeting, must deliver written notice of the nomination or proposal to our Corporate Secretary at 2200 Pennsylvania Avenue, Suite 300E, Washington, D.C. 20037 no earlier than February 14, 2016 and no later than March 15, 2016. However, if the 2016 annual meeting of stockholders is held earlier than May 19, 2016 or later than July 18, 2016, nominations and proposals must be received no later than the close of business on the later of (a) the 90th day prior to the 2016 annual meeting of stockholders and (b) the 10th day following the day we first publicly announce the date of the 2016 annual meeting. The stockholder’s written notice must include certain information concerning the stockholder and each nominee and proposal, as specified in Vanda’s bylaws.

Copy of Bylaws:

You may request a copy of the Company’s bylaws at no charge by writing to Vanda’s Secretary at 2200 Pennsylvania Avenue, Suite 300E, Washington, D.C. 20037. A current copy of our bylaws also is available at our corporate website at www.vandapharma.com. To access our bylaws from the main page of our website, click on “Investor Relations” at the top of the page, then click on “Corporate Governance,” and then click on “Amended and Restated Bylaws.”

Whom should I call if I have any questions?

If you have any questions, would like additional Vanda proxy materials or proxy cards, or need assistance in voting your shares, please contact Investor Relations, Vanda Pharmaceuticals Inc., 2200 Pennsylvania Avenue, Suite 300E, Washington, D.C. 20037 or by telephone at (202) 734-3400.

Important Notice Regarding the Availability of Proxy Materials

for the Meeting to be Held on Thursday, June 18, 2015

This proxy statement and our annual report on Form 10-K are available on-line at www.proxyvote.com.

PROPOSAL 1

ELECTION OF DIRECTORS

Under our bylaws, our Board of Directors is divided into three classes of roughly equal size. The members of each class are elected to serve a 3-year term with the term of office of each of the three classes ending in successive years. Pursuant to our bylaws, the Board of Directors has fixed the current number of directors at seven, but intends to decrease the number of directors to six following the expiration of Steven K. Galson, M.D.’s term at the Annual Meeting. Mihael H. Polymeropoulos, M.D. and Steven K. Galson, M.D. are the two Class III directors whose terms expire at this Annual Meeting. On March 16, 2015, Dr. Galson informed the Board of Directors he would not stand for re-election at the Annual Meeting. Dr. Polymeropoulos has been nominated for election by our Board of Directors to serve until the 2018 annual meeting of stockholders or until his successor is elected (or until their earlier death, resignation or removal). It is our policy to encourage nominees for director to attend the Annual Meeting.

Directors are elected by a majority of the votes cast at the Annual Meeting. Pursuant to our bylaws, a majority of votes cast means that the number of votes cast “FOR” a director’s election exceeds 50% of the votes cast with respect to that director’s election. For this purpose, votes cast shall include votes “WITHHELD” for a director’s election and shall exclude abstentions and broker non-votes. Because the election of directors is not a matter on which a bank, broker or other nominee is generally empowered to vote, broker non-votes are expected to exist in connection with this matter.

Shares represented by signed proxy cards will be voted on Proposal 1 “FOR” the election of Dr. Polymeropoulos to the Board of Directors at the Annual Meeting, unless otherwise marked on the card. If any Vanda director nominee becomes unavailable for election as a result of an unexpected occurrence, shares represented by proxy will be voted for the election of a substitute nominee designated by our current Board of Directors, unless otherwise marked on the card. Dr. Polymeropoulos, Vanda’s director nominee, has each agreed to serve as a director if elected. We have no reason to believe that Dr. Polymeropoulos will be unable to serve if elected.

Pursuant to our Amended and Restated Corporate Governance Guidelines, Dr. Polymeropoulus has tendered an irrevocable, conditional resignation that will be effective only upon both (i) the failure to receive the required vote at the Annual Meeting for reelection and (ii) our Board of Directors’ acceptance of such resignation. If Dr. Polymeropoulus fails to receive the required vote for reelection, the Nominating/Corporate Governance Committee of our Board of Directors will act on an expedited basis to determine whether to accept such director’s resignation, and it will submit its recommendation for prompt consideration by our Board of Directors. The Nominating/Corporate Governance Committee and the Board of Directors may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

Nominee for Election as Class III Director at the Annual Meeting

This year’s nominee for election to the Board of Directors as our Class III director to serve for a term of three years expiring at the 2018 annual meeting of stockholders, or until his successor has been duly elected and qualified or until his earlier death, resignation or removal, is provided below. The age of the director as of April 20, 2015 is set forth below.

Name	Age	Positions and Offices Held with Company	Director Since
Mihael H. Polymeropoulos, M.D.	55	Director, President and Chief Executive Officer	2003

The following is additional information about the nominee as of the date of this proxy statement, including his business experience, public company director positions held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating/Corporate Governance Committee and our Board of Directors to determine that the nominee should serve as one of our directors.

Mihael H. Polymeropoulos, M.D. co-founded Vanda and has served as President, Chief Executive Officer and a Director since May 2003. Prior to joining Vanda, Dr. Polymeropoulos was Vice President and Head of the Pharmacogenetics Department at Novartis AG from 1998 to 2003. Prior to his tenure at Novartis, he served as Chief of the Gene Mapping Section, Laboratory of Genetic Disease Research, National Human Genome Research Institute, from 1992 to 1998. Dr. Polymeropoulos is the co-founder of the Integrated Molecular Analysis of Genome Expression (“IMAGE”) Consortium. Dr. Polymeropoulos holds a degree in Medicine from the University of Patras. We believe that Dr. Polymeropoulos’ qualifications to sit on our Board of Directors include his executive experience at Novartis, his expertise in the fields of psychiatry and pharmacogenetics, his extensive knowledge of central nervous system disorders and his long history with the Company.

Other public directorships held by Dr. Polymeropoulos within the past five years:    None.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

THE PROXY CARD “FOR” THE ELECTION OF MIHAEL H. POLYMEROPOULOS, M.D.

Continuing Directors Not Standing for Election

Certain information about those directors whose terms do not expire at the Annual Meeting is furnished below, including their business experience, public company director positions held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating/Corporate Governance Committee and our Board of Directors to determine that the directors should serve as one of our directors. The age of each director as of April 20, 2015 is set forth below.

Name	Age	Positions and Offices Held with Company	Director Since
Michael F. Cola	55	Director	2012
Richard W. Dugan	73	Director	2005
Vincent J. Milano	51	Director	2010
Howard H. Pien	57	Director	2007
H. Thomas Watkins	62	Director, Chairman of the Board	2006

Class I Directors (Terms Expire in 2016)

Michael F. Cola has served as Chief Executive Officer and President of Medgenics, Inc. since September 2013. Mr. Cola served as President of Shire plc’s Specialty Pharmaceuticals business from 2007 until April 2012. Mr. Cola joined Shire in July 2005 as Executive Vice President for Global Therapeutic Business Units and Portfolio Management prior to being named President of the Specialty Pharmaceuticals business. Prior to joining Shire, Mr. Cola spent more than five years at Safeguard Scientifics, where he served as President of the Life Sciences Group. As part of his role with Safeguard Scientifics, Cola served as Chairman and CEO of Clarient, a cancer diagnostics company, and Chairman of Laureate Pharma, a full service contract manufacturing organization serving research based biologics companies. Prior to joining Safeguard Scientifics, Mr. Cola held progressively senior positions in product development and commercialization at AstraMerck, and later with AstraZeneca. Mr. Cola currently serves on the Board of Directors of Medgenics, Inc., is a member of the Board of Trustees of Ursinus College and is a member of the Board of Directors of Pennsylvania Bio, the statewide association representing the biosciences community. Mr. Cola received his Bachelor of Arts degree in biology and physics from Ursinus College and his Master of Science degree in biomedical science from Drexel University. We believe that Mr. Cola’s qualifications to sit on our Board of Directors include his executive experience in the pharmaceutical industry, his experience with product development and commercialization and his experience on other public company boards.

Other public directorships held by Mr. Cola within the past five years:    Medgenics, Inc. and NuPathe Pharmaceuticals Inc.

Howard H. Pien served as Chairman of our Board of Directors from December 2010 until March 2014. Mr. Pien served as President and Chief Executive Officer and a director of Medarex, Inc. from June 2007 until it was acquired by Bristol-Myers Squibb Co. in September 2009. Prior to his tenure at Medarex, Mr. Pien served as President and Chief Executive Officer of Chiron Corporation until April 2006 when it was acquired by Novartis. He joined Chiron from GlaxoSmithKline (formerly SmithKline Beecham), where he served as President, Pharmaceuticals for SmithKline Beecham and later as President of GlaxoSmithKline’s International Pharmaceuticals business. Mr. Pien has also held positions in sales, market research, licensing and product management at Abbott Laboratories and Merck & Co. Mr. Pien currently serves as a director of Immunogen, Indivior PLC (as non-executive chairman), Juno Therapeutics (as non-executive chairman) and Sage Therapeutics, all of which are public companies engaged in drug development and/or commercialization. Mr. Pien previously served on the boards of Viropharma, Ikaria, Talon Therapeutics, Chiron, Medarex and Oakland Children’s Hospital. Mr. Pien earned a B.S. from the Massachusetts Institute of Technology and an M.B.A. from Carnegie-Mellon University. We believe that Mr. Pien’s qualifications to sit on our Board of Directors include his executive experience in the pharmaceutical industry, his knowledge of product licensing and management, his business degree and his experience on other public company boards.

Other public directorships held by Mr. Pien within the past five years:    Medarex, ViroPharma Incorporated, ImmunoGen, Inc. and Talon Therapeutics, Inc.

H. Thomas Watkins has served as Chairman of our Board of Directors since March 2014. Mr. Watkins served as the President and Chief Executive Officer of Human Genome Sciences, Inc. and as a member of its Board of Directors from 2004 until August 2012, when Human Genome Sciences, Inc. was acquired by GlaxoSmithKline. Prior to his tenure at Human Genome Sciences, Inc., Mr. Watkins served as President of TAP Pharmaceutical Products, Inc. Mr. Watkins previously held a series of executive positions over the course of nearly twenty years with Abbott Laboratories. Mr. Watkins also serves on the Board of Directors of Horizon Pharma plc (NASDAQ: HZNP), the Biotechnology Industry Organization (“BIO”), and served as Chair of the BIO Board of Directors from June 2011 until April 2013. He holds a B.B.A. from the College of William and Mary and an M.B.A from the University of Chicago Graduate School of Business. We believe that Mr. Watkins’ qualifications to sit on our Board of Directors include his executive experience in the pharmaceutical industry, his experience with late-stage product development, his knowledge of in-licensing and other partnering strategies, his business degree and his experience on other public company boards.

Other public directorships held by Mr. Watkins within the past five years:    Human Genome Sciences, Inc. and Horizon Pharma plc.

Class II Directors (Terms Expire in 2017)

Richard W. Dugan served as a Partner with Ernst & Young, LLP from 1976 to September 2002, where he served in a variety of managing and senior partner positions, including Mid-Atlantic Area Senior Partner from 2001 to 2002, Mid-Atlantic Area Managing Partner from 1989 to 2001 and Pittsburgh Office Managing Partner from 1979 to 1989. Mr. Dugan retired from Ernst & Young, LLP in September 2002. Mr. Dugan previously served as a director of two publicly traded pharmaceutical companies, Middlebrook Pharmaceuticals, Inc. and Critical Therapeutics, Inc., and a privately-owned pharmaceutical company, Xanthus Pharmaceuticals. Mr. Dugan holds a B.S.B.A. from Pennsylvania State University. We believe that Mr. Dugan’s qualifications to sit on our Board of Directors include his more than 25 years as a Partner with Ernst & Young, LLP, his long history with the Company, his status as a financial expert under The Sarbanes-Oxley Act of 2002 and his experience on other public company boards.

Other public directorships held by Mr. Dugan within the past five years:    Middlebrook Pharmaceuticals, Inc. (formerly known as Advancis Pharmaceutical Corporation).

Vincent J. Milano has served as Chief Executive Officer of Idera Pharmaceuticals, Inc. since December 2014. Prior to his tenure at Idera, Mr. Milano served as President and Chief Executive Officer of ViroPharma Incorporated from March 2008 until January 2014, the date which the company was acquired by Shire Pharmaceuticals. Mr. Milano served as Chief Operating Officer from January 2006 to March 2008, and as Vice President, Chief Financial Officer of ViroPharma from November 1997 to March 2008. Mr. Milano also previously served as Vice President, Finance & Administration, Treasurer, and as Executive Director, Finance & Administration of ViroPharma. Prior to joining ViroPharma, Mr. Milano was with KPMG LLP, independent certified public accountants, where he was a Senior Manager from 1991 to 1996. Mr. Milano also serves on the boards of Idera Pharmaceuticals and Spark Therapeutics, both publicly traded companies, and VenatoRx, a privately held company. Mr. Milano received his Bachelor of Science degree in Accounting from Rider College. We believe that Mr. Milano’s qualifications to sit on our Board of Directors include his executive experience in the pharmaceutical industry, his knowledge of finance and accounting, and his experience on other public company boards.

Other public directorships held by Mr. Milano within the past five years:    Idera Pharmaceuticals, Inc., ViroPharma Incorporated (acquired by Shire Pharmaceuticals) and Spark Therapeutics, Inc.

CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under NASDAQ listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Consistent with these regulations, after review of all relevant transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent registered public accounting firm, the Board of Directors has determined that all of our directors are independent directors within the meaning of applicable NASDAQ listing standards, except for Dr. Mihael H. Polymeropoulos, our Chief Executive Officer.

Information Regarding the Board of Directors and its Committees

As required under NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Mr. Watkins, Chairman of the Board of Directors, presides over these executive sessions.

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. The following table provides membership and meeting information for each of the Board committees during 2014:

Committee	Chairman	Members	Number of Committee Meetings in 2014

Audit Committee	Richard W. Dugan	Michael F. Cola Vincent J. Milano	10

Compensation Committee	Vincent J. Milano	Howard H. Pien H. Thomas Watkins	6

Nominating/Corporate Governance Committee	H. Thomas Watkins	Steven K. Galson, M.D., M.P.H.(1) Richard W. Dugan(2) Howard H. Pien	2

(1)	Dr. Galson has informed the Board of Directors he will not stand for re-election and his term will expire on June 18, 2015 at the Annual Meeting.

(2)	The Board of Directors has appointed Mr. Dugan to succeed Dr. Galson upon the expiration of this term on June 18, 2015.

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of the Audit, Compensation and Nominating/Corporate Governance Committees meets applicable rules and regulations regarding “independence” and that each such member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors oversees the quality and integrity of the Company’s financial statements and other financial information provided to the Company’s stockholders, the retention and performance of the Company’s independent accountants, the effectiveness of the Company’s internal controls and disclosure controls, and the Company’s compliance with ethics policies and SEC and related regulatory requirements. For these purposes, the Audit Committee, among other duties and powers, (1) approves audit fees for, and selects and reviews the performance of, the Company’s independent accountants, (2) reviews reports prepared by management, and attested by the Company’s independent accountants with respect to the financial statements contained therein, assessing the adequacy and effectiveness of the Company’s internal controls and procedures, prior to the inclusion of such reports in the Company’s periodic filings as required under the rules of the SEC, (3) reviews the Company’s annual and quarterly reports, and associated consolidated financial statements, with management and the independent accountants prior to the first public release of the Company’s financial results for such year or quarter, (4) reviews with external counsel any legal matters that could have a significant impact on the Company’s financial statements, and (5) establishes and maintains procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters. Our Audit Committee charter can be found in the corporate governance section of our corporate website at www.vandapharma.com. Three directors comprised the Audit Committee in 2014: Mr. Dugan (the Chairman of the Audit Committee), Mr. Cola and Mr. Milano. The Audit Committee met ten times during 2014.

The Board of Directors annually reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in applicable NASDAQ listing standards and Rule 10A-3 promulgated under the Exchange Act).

Compensation Committee

The Compensation Committee of the Board of Directors reviews and approves the design of, assesses the effectiveness of, and administers executive compensation programs, including our equity incentive plans. For these purposes, the Compensation Committee, among other duties and powers, (1) reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other Company executives, (2) reviews and approves the terms of offer letters, employment agreements, severance agreements, change-in-control agreements, and other material agreements between the Company and its executive officers, (3) approves material changes to the Company’s 401(k) plan and oversees its implementation, (4) reviews and approves the Compensation Discussion and Analysis included in this Proxy Statement, and (5) conducts reviews of executive officer succession planning. In accordance with NASDAQ listing standards and our amended and restated compensation committee charter, our Board of Directors has granted our Compensation Committee the authority and responsibility to retain or obtain the advice of compensation consultants, legal counsel and other compensation advisers, the authority to fund such advisers, and the responsibility to consider the independence factors specified under applicable law and any additional factors the compensation committee deems relevant. Our Compensation Committee charter can be found in the corporate governance section of our website at www.vandapharma.com.

Three directors comprised the Compensation Committee of the Board of Directors in 2014: Mr. Milano (the Chairman of the Compensation Committee), Mr. Pien and Mr. Watkins. The Compensation Committee met six times during 2014.

The Board of Directors has determined that all members of the Compensation Committee are independent (as independence is currently defined in the NASDAQ listing standards). In addition, each of our directors serving on our Compensation Committee satisfies the heightened independence standards for members of a compensation committee under NASDAQ listing standards, each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Dr. Polymeropoulos, our Chief Executive Officer, and Mr. Kelly, our Chief Financial Officer, often participate in the Compensation Committee’s meetings. Neither of them participates in the determination of their own respective compensation or the compensation of directors. However, Dr. Polymeropoulos does make recommendations to the Compensation Committee regarding the amount and form of the compensation of the other executive officers and key employees, and he often participates in the Compensation Committee’s deliberations about their compensation. No other executive officers participate in the determination of the amount or form of the compensation of executive officers or directors.

The Compensation Committee has retained Towers Watson, a well-known consulting firm, since November 2006. In December 2014, Towers Watson presented a new executive compensation report to the Compensation Committee. Towers Watson provided the Compensation Committee with data about the compensation paid by our peer group of companies and other employers who compete with the Company for executives, updated the Compensation Committee on new developments in areas that fall within the Compensation Committee’s jurisdiction and was available to advise the Compensation Committee regarding all of its responsibilities. The consultant serves at the pleasure of the Compensation Committee rather than the Company, and the consultant’s fees are approved by the Compensation Committee. In 2014, our Compensation Committee accessed the independence of Towers Watson pursuant to applicable SEC rules and NASDAQ listing standards and concluded that the work of Towers Watson has not raised any conflict of interest.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has ever been an officer or employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Nominating/Corporate Governance Committee

Our Nominating/Corporate Governance Committee identifies, evaluates and recommends nominees to our Board of Directors and committees of our Board of Directors, conducts searches for appropriate directors, and evaluates the performance of our Board of Directors and of individual directors. Our Nominating/Corporate Governance Committee is also responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and reporting and making recommendations to the Board of Directors concerning corporate governance matters. Our Nominating/Corporate Governance Committee charter can be found in the corporate governance section of our corporate website at www.vandapharma.com. Three directors comprised the Nominating/Corporate Governance Committee as of December 31, 2014: Mr. Watkins (the Chairman of the Nominating/Corporate Governance Committee), Dr. Galson and Mr. Pien. The Nominating/Corporate Governance Committee met two times during 2014. Effective upon the expiration of Dr. Galson’s term on June 18, 2015, Mr. Dugan will become a member of the Nominating/Corporate Governance Committee.

The Nominating/Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having a general understanding of the Company’s industry. The Nominating/Corporate Governance Committee also considers other factors it deems appropriate, including, but not limited to:

•	the candidate’s relevant expertise and experience upon which to offer advice and guidance to management;

•	the candidate having sufficient time to devote to the affairs of the Company;

•	the candidate having a proven track record in his or her field;

•	the candidate’s ability to exercise sound business judgment;

•	the candidate’s commitment to vigorously represent the long-term interests of our stockholders;

•	whether or not a conflict of interest exists between the candidate and our business;

•	whether the candidate would be considered independent under applicable NASDAQ and SEC standards;

•	the current composition of the Board of Directors; and

•	the operating requirements of the Company.

In conducting this assessment, the committee considers diversity, age, skills, and such other factors as it deems appropriate given the then-current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability. While diversity and variety of experiences and viewpoints represented on the Board of Directors should always be considered, the Nominating/Corporate Governance Committee believes that a director nominee should not be chosen nor excluded solely or largely because of race, color, gender, national origin or sexual orientation or identity.

In the case of incumbent directors whose terms of office are set to expire, the Nominating/Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence.

When there is a vacancy on the Board of Directors, the Nominating/Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems it appropriate, a professional search firm. The Nominating/Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating/Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.

Pursuant to our Amended and Restated Corporate Governance Guidelines, the Board of Directors shall nominate for election or reelection as director only candidates who have tendered, in advance of such nomination, an irrevocable, conditional resignation that will be effective only upon both (i) the failure to receive the required vote at the next stockholders’ meeting at which such person faces reelection and (ii) the Board of Directors’ acceptance of such resignation. In addition, the Board of Directors shall fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with the Amended and Restated Corporate Governance Guidelines.

Under the Amended and Restated Corporate Governance Guidelines, if an incumbent director fails to receive the required vote for reelection, the Nominating/Corporate Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation, and it will submit its recommendation for prompt consideration by the Board of Directors. The Nominating/Corporate Governance Committee and the Board of Directors may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

The Nominating/Corporate Governance Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by the Board of Directors or the Nominating/Corporate Governance Committee for consideration. If a stockholder of the Company wishes to recommend a director candidate for consideration by the Nominating/Corporate Governance Committee, the stockholder recommendation should be delivered to the Secretary of the Company at the principal executive offices of the Company pursuant to the terms and conditions of our bylaws. The stockholder recommendation must, among other things, set forth

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for each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act, and such person’s written consent to serve as a director if elected;

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as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (2) the class and number of shares of the Company that are owned beneficially and of record by such stockholder and such beneficial owner and a representation that the stockholder will notify the Company in writing of the class and number of such shares owned beneficially and of record as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (3) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Company’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Company’s voting shares to elect such nominee or nominees and (4) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such stockholder with respect to stock of the Company and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such stockholder, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such stockholder or to increase or decrease the voting power or pecuniary or economic interest of such stockholder with respect to stock of the Company;

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any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company and a representation that the stockholder will notify the Company in writing of any such Derivative Instrument in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

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a description of any agreement, arrangement or understanding with respect to the proposal of business between or among such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing and a representation that the stockholder will notify the Company in writing of any such agreements, arrangements or understandings in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

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a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and

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any other information that is required to be provided by the stockholder pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder in such stockholder’s capacity as a proponent of a stockholder proposal.

In addition, our bylaws require that the stockholder recommendation shall set forth as to each person whom the stockholder proposes to nominate for election or reelection as a director (1) the name, age, business address and residence address of the person; (2) the principal occupation or employment of the person; (3) the class, series and number of shares of capital stock of the Company that are owned beneficially and of record by the person; (4) a statement as to the person’s citizenship; (5) the completed and signed representation and agreement described above; (6) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act; (7) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (8) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person with respect to stock of the Company and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such person or to increase or decrease the voting power or pecuniary or economic interest of such person with respect to stock of the

Company; and (9) written statement of the person that such stockholder intends to nominate, that such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the board of directors, in accordance with the Company’s Amended and Restated Corporate Governance Guidelines.

We believe that each of our directors and nominees brings a strong background and set of skills to our Board of Directors, giving the Board of Directors, as a whole, an appropriate balance of the knowledge, experience, attributes, skills and expertise. In addition, six of our seven directors are independent under NASDAQ standards (Dr. Polymeropoulos, our Chief Executive Officer, being the only exception as he is an employee) and our Nominating/Corporate Governance Committee believes that all seven directors are independent of the influence of any particular stockholder or group of stockholders whose interests may diverge from the interests of our stockholders as a whole. We believe that our directors have a broad range of personal characteristics including leadership, management, pharmaceutical, business, marketing and financial experience and abilities to act with integrity, with sound judgment and collegially, to consider strategic proposals, to assist with the development of our strategic plan and oversee its implementation, to oversee our risk management efforts and executive compensation and to provide leadership, to commit the requisite time for preparation and attendance at board and committee meetings and to provide required expertise on our board committees. As described above, the Nominating/Corporate Governance Committee has recommended the members of our Board of Directors for their directorships. In evaluating such directors, our Nominating/Corporate Governance Committee has reviewed the experience, qualifications, attributes and skills of our directors and nominees, including those identified in the biographical information set forth above in the section entitled “Election of Directors”. The Nominating/Corporate Governance Committee believes that the members of our Board of Directors offer insightful and creative views and solutions with respect to issues facing the Company. In addition, the Nominating/Corporate Governance Committee also believes that the members of our Board of Directors function well together as a group. The Nominating/Corporate Governance Committee believes that the above-mentioned attributes and qualifications, along with the leadership skills and other experiences of the members of the Board of Directors described in further detail above under the section entitled “Election of Directors”, provide the Company with the perspectives and judgment necessary to guide the Company’s strategies and monitor their execution.

Separation of CEO and Chairman of the Board Roles

Our Board of Directors separates the positions of Chairman of the Board and Chief Executive Officer. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. The Board of Directors recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman of the Board, particularly as the Board of Directors’ oversight responsibilities continue to grow. We believe that having separate positions and having an independent outside director serve as Chairman of the Board is the appropriate leadership structure for the Company at this time.

Meetings of the Board of Directors

The Board of Directors met nine times during 2014. Each director attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he served that were held during the period for which he was a director or committee member.

Director Attendance at Annual Meetings of Stockholders

Directors are encouraged, but not required, to attend our annual stockholder meetings. All of the then-serving directors attended our 2014 annual meeting of stockholders.

Stockholder Communications with the Board of Directors

Stockholders may communicate with the Board of Directors, including the independent members of the Board of Directors, by sending a letter to the Secretary, Vanda Pharmaceuticals Inc., 2200 Pennsylvania Avenue, Suite 300E, Washington, D.C. 20037. Each such communication should set forth (1) the name and address of such stockholder, as they appear on the Company’s books and, if the shares of the Company’s stock are held by a nominee, the name and address of the beneficial owner of such shares, and (2) the number of shares of the Company’s stock that are owned of record by such record holder and beneficially by such beneficial owner. The Secretary will review all communications from stockholders, but may, in his sole discretion, disregard any communication that he believes is not related to the duties and responsibilities of the Board of Directors. If deemed an appropriate communication, the Secretary will submit a stockholder communication to a chairman of a committee of the Board of Directors, or a particular director, as appropriate.

Code of Ethics and Business Conduct

The Company has adopted the Vanda Pharmaceuticals Inc. Code of Ethics and Business Conduct that applies to all directors, officers and employees. This code is available at our website at www.vandapharma.com. If we make any substantive amendments to this code or grant any waiver from a provision of the code to any applicable executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Risk Oversight

Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company, our Board of Directors provides oversight to address the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with the Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each committee of our Board of Directors also oversees the management of the Company’s risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Senior Vice President, Chief Financial Officer reports to the Audit Committee and is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its oversight role, our Audit Committee meets privately with representatives from our independent registered public accounting firm and our Senior Vice President, Chief Financial Officer.

The oversight of risk within the Company is an evolving process requiring the Company to continually look for opportunities to further embed systematic enterprise risk management into ongoing business processes within the Company. The Board of Directors encourages management to continue to drive this evolution.

Employee Compensation Risks

As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Compensation Committee reviews the compensation policies and procedures for all employees, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. The Compensation Committee has determined that, for all employees, our Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company.

Compensation of Directors

Pursuant to our non-employee director compensation program, each member of our Board of Directors who is not our employee receives a $25,000 annual fee as well as $2,500 for each board meeting attended in person ($1,250 for meetings attended by telephone). The Chairman of the Board of Directors receives an additional annual fee of $10,000, the chair of the Audit Committee receives an additional $10,000 annual fee and the chair of the other committees receives an additional $5,000 annual fee. Each director receives $1,000 for each meeting of any committee of the Board of Directors attended in person or by telephone other than committee meetings that are held concurrently with a Board of Directors meeting.

Under the director compensation program, each new non-employee director member of our Board of Directors receives an option to purchase 35,000 shares of our common stock upon election, and each member of our Board of Directors who is not our employee will also receive, upon the conclusion of each annual meeting of our stockholders, an option to purchase 15,000 shares of our common stock. The stock option granted upon election vests and becomes exercisable in equal monthly installments over a period of four years from the date of the grant, except that in the event of a change in control or a director’s death or disability, the option will accelerate and become immediately exercisable. Each annual stock option vests and becomes exercisable in equal monthly installments over a period of one year from the date of grant, except that in the event of a change in control or a director’s death or disability, the option will accelerate and become immediately exercisable. All of these options have an exercise price equal to the fair market value of our common stock on the date of the grant.

The Board of Directors did not make any changes to our non-employee director compensation program in 2014.

2014 Director Compensation

The following table shows the compensation earned by each of our non-employee directors for the year ended December 31, 2014:

Name	Fees earned or paid in cash	Option awards(1)	Total
Michael F. Cola	$48,750	$90,000	$138,750
Richard W. Dugan	$61,250	$90,000	$151,250
Steven K. Galson, M.D., M.P.H.(2)	$38,500	$90,000	$128,500
Vincent J. Milano	$57,000	$90,000	$147,000
Howard H. Pien(3)	$40,500	$90,000	$130,500
H. Thomas Watkins(4)	$60,401	$90,000	$150,401

(1)

Reflects the aggregate grant date fair value of options granted during the fiscal year calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 2 to our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2014. Our directors will not realize the estimated value of these awards until the awards are vested, exercised and the underlying shares are sold.

(2)	Dr. Galson has informed the Board of Directors he will not stand for re-election and his term will expire on June 18, 2015 following the Annual Meeting.

(3)	Mr. Pien resigned as Chairman of the Board of Directors, effective as of March 19, 2014.

(4)	Mr. Watkins was appointed Chairman of the Board of Directors following Mr. Pien’s resignation, effective as of March 19, 2014.

The following table describes the options that we have granted to our non-employee directors that were outstanding as of December 31, 2014:

Name	Date of Grant	Number of Options Granted	Exercise Price per Share		Grant Date Fair Value per Share(1)		Aggregate Number of Options Outstanding as of December 31, 2014
Michael F. Cola	June 14, 2012 June 20, 2013 May 22, 2014	35,000 15,000 15,000	$ $ $	4.15 8.39 10.44	$ $ $	2.52 4.81 6.00	65,000	(2)
Richard W. Dugan	December 28, 2005 May 16, 2007 May 8, 2008 August 27, 2009 June 3, 2010 June 16, 2011 June 14, 2012 June 20, 2013 May 22, 2014	10,574 15,000 15,000 15,000 15,000 15,000 15,000 15,000 15,000	$ $ $ $ $ $ $ $ $	4.73 19.59 4.98 14.78 7.38 7.11 4.15 8.39 10.44	$ $ $ $ $ $ $ $ $	14.23 13.50 3.16 9.32 4.62 4.65 2.52 4.81 6.00	130,574	(3)
Steven K. Galson, M.D., M.P.H.(4)	July 1, 2010 June 16, 2011 June 14, 2012 June 20, 2013 May 22, 2014	35,000 15,000 15,000 15,000 15,000	$ $ $ $ $	6.41 7.11 4.15 8.39 10.44	$ $ $ $ $	3.98 4.65 2.52 4.81 6.00	95,000	(5)
Vincent J. Milano	April 21, 2010 June 3, 2010 June 16, 2011 June 14, 2012 June 20, 2013 May 22, 2014	35,000 15,000 15,000 15,000 15,000 15,000	$ $ $ $ $ $	10.89 7.38 7.11 4.15 8.39 10.44	$ $ $ $ $ $	6.87 4.62 4.65 2.52 4.81 6.00	110,000	(6)
Howard H. Pien	December 5, 2006 June 5, 2007 May 8, 2008 August 27, 2009 June 3, 2010 June 16, 2011 June 14, 2012 June 20, 2013 May 22, 2014	2,500 35,000 15,000 15,000 15,000 15,000 15,000 15,000 15,000	$ $ $ $ $ $ $ $ $	15.35 21.39 4.98 14.78 7.38 7.11 4.15 8.39 10.44	$ $ $ $ $ $ $ $ $	14.57 14.57 3.16 9.32 4.62 4.65 2.52 4.81 6.00	142,500	(7)
H. Thomas Watkins	May 16, 2007 May 8, 2008 August 27, 2009 June 3, 2010 June 16, 2011 June 14, 2012 June 20, 2013 May 22, 2014	15,000 15,000 15,000 15,000 15,000 15,000 15,000 15,000	$ $ $ $ $ $ $ $	19.59 4.98 14.78 7.38 7.11 4.15 8.39 10.44	$ $ $ $ $ $ $ $	13.50 3.16 9.32 4.62 4.65 2.52 4.81 6.00	120,000	(8)

(1)

Reflects the aggregate grant date fair value of the options calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions for options granted in the last three completed fiscal years, see Note 2 to our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2014.

(2)	45,624 options were vested as of December 31, 2014.

(3)	124,323 options were vested as of December 31, 2014.

(4)	Dr. Galson has informed the Board of Directors he will not stand for re-election and his term will expire on June 18, 2015 following the Annual Meeting.

(5)	88,749 options were vested as of December 31, 2014.

(6)	103,749 options were vested as of December 31, 2014.

(7)	136,249 options were vested as of December 31, 2014.

(8)	113,749 options were vested as of December 31, 2014.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent auditors for the year ending December 31, 2015, and has further directed that management submit the selection of independent auditors for ratification by our stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements and has attested to the effectiveness of our internal control over financial reporting since we commenced operations in March 2003. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or laws require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the Audit Committee of the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee of our Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

In order for Proposal 2 to pass, holders of a majority of all those outstanding shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting must vote “FOR” Proposal 2. Abstentions and broker non-votes will be counted towards a quorum; however, they will not be counted either “FOR” or “AGAINST” the proposal and will have no effect on the proposal. Because the ratification of the appointment of the independent registered public accounting firm is a matter on which a bank, broker or other nominee is generally empowered to vote, no broker non-votes are expected to exist in connection with this matter.

Independent Registered Public Accounting Firm’s Fees

The following table represents aggregate fees billed to Vanda for the years ended December 31, 2014 and 2013, by PricewaterhouseCoopers LLP, our principal accountant.

	Year ended December 31,
	2014	2013
Audit fees(1)	$750,630	$434,450
Audit-related fees	—	—
Tax fees	—	—
All other fees	3,600	3,600

Total fees	$754,230	$438,050

(1)

The fees billed or incurred by PricewaterhouseCoopers LLP for professional services rendered in connection with the annual audit of our consolidated financial statements and the effectiveness of internal control over financial reporting for the years ended December 31, 2014 and 2013 also include the review of our quarterly financial statements included in our quarterly reports on Form 10-Q, the consents issued for our registration statements, and the statements included in our filings with the SEC regarding our public offerings of common stock. The 2014 audit fees also include fees incurred related to the Novartis arbitration settlement, the Company’s change in accounting method for stock-based compensation treatment and the review of and response to certain SEC comments.

All fees described above were pre-approved by the Audit Committee in accordance with applicable SEC requirements.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by PricewaterhouseCoopers LLP, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of PricewaterhouseCoopers LLP or on an individual case-by-case basis before PricewaterhouseCoopers LLP is engaged to provide a service. All services rendered by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee.

YOUR BOARD OF DIRECTORS RECOMMENDS A “FOR” VOTE IN FAVOR OF PROPOSAL 2.

REPORT OF THE AUDIT COMMITTEE1

The Audit Committee of the Board of Directors consisted in 2014 of the three non-employee directors named below. The Board of Directors annually reviews the NASDAQ listing standards’ definition of independence for Audit Committee members (including the requirements of Exchange Act Rule 10A-3) and has determined that each member of the Audit Committee meets that standard. Mr. Dugan serves as an audit committee financial expert in accordance with applicable SEC regulations.

The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of our accounting and financial reporting processes and audits of our consolidated financial statements. The Audit Committee is responsible for selecting and engaging our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter, which the Board of Directors has adopted and which the Audit Committee reviews and approves on an annual basis.

Our management is responsible for preparing our consolidated financial statements and our financial reporting process. PricewaterhouseCoopers LLP, our independent registered public accounting firm, is responsible for performing an independent integrated audit of our consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States and attesting to the effectiveness of our internal control over financial reporting.

The Audit Committee has reviewed and discussed with our management the audited consolidated financial statements of the Company and “Management’s Report on Internal Control over Financial Reporting” in Item 9A included in our annual report on Form 10-K for the year ended December 31, 2014 (the “10-K”).

The Audit Committee has also reviewed and discussed with PricewaterhouseCoopers LLP the audited consolidated financial statements in the 10-K, including the report issued by PricewaterhouseCoopers LLP dated March 13, 2015 on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014. In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP those matters required to be discussed by Statement of Accounting Standards 114, as modified, as adopted by the Public Company Accounting Oversight Board, or “PCAOB”, in Rule 3200T and by PCAOB Auditing Standard No. 16, Communications with Audit Committees, as may be further modified or supplemented. Additionally, PricewaterhouseCoopers LLP provided to the Audit Committee the written disclosures and the letter required by PCAOB Rule 3526 “Communication with Audit Committees concerning independence” as adopted by the Public Company Accounting Oversight Board. The Audit Committee also discussed with PricewaterhouseCoopers LLP its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for year ended December 31, 2014 for filing with the United States Securities and Exchange Commission. We have selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2015, and have approved submitting the selection of the independent registered public accounting firm for ratification by the stockholders.

Submitted by the following members of the Audit Committee:

Richard W. Dugan, Chairman

Michael F. Cola

Vincent J. Milano

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Vanda under the Securities Act of 1933 or the Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE OFFICERS

The names of the current executive officers of Vanda and certain information about each of them as of April 20, 2015, are set forth below:

Executive Officers

Mihael H. Polymeropoulos, M.D. — For biographical information, see “Proposal 1: Election of Directors – Nominee for Election as Class III Directors at the Annual Meeting.”

James P. Kelly, age 49, has served as Vanda’s Senior Vice President, Chief Financial Officer, Treasurer and Secretary since December 2010. Prior to joining Vanda, Mr. Kelly was Vice President and Controller at MedImmune, a biotechnology subsidiary of the AstraZeneca Group. Mr. Kelly joined MedImmune in 2006 as Director of Sales and Marketing Finance. From 2000 through 2005, Mr. Kelly was at Biogen Idec serving in research and development finance roles of increasing responsibility, most recently as the Director of Planning and Operations. From 1997 to 2000, Mr. Kelly was a member of the corporate finance team at Aetna Inc. which was responsible for mergers and acquisitions and treasury management. Mr. Kelly began his life sciences career in 1991 with Janssen Pharmaceuticals, a division of Johnson & Johnson. Mr. Kelly is a CFA charterholder and a member of the Association of Bioscience Financial Officers (“ABFO”). He received his Master of Business Administration degree from Cornell University and his Bachelor of Sciences degree in Business Administration from the University of Vermont.

Paolo Baroldi, M.D., Ph.D., age 64, has served as the Company’s Senior Vice President and Chief Medical Officer since April 2013. Dr. Baroldi had previously been working as a consultant in the role of acting Chief Medical Officer with Vanda since October 2012. Dr. Baroldi previously served as Vanda’s Senior Vice President and Chief Medical Officer from July 2006 through January 2009. From March 2012 through April 2013, Dr. Baroldi served as Chief Executive Officer and Director of Galileo Research. Dr. Baroldi served as Senior Vice President and Chief Medical Officer from February 2009 to March 2012 at Supernus Pharmaceuticals. In addition, Dr. Baroldi has held senior clinical development positions at Chiesi Farmaceutici SpA and Novartis AG. Dr. Baroldi holds degrees in Medicine and Surgery and a Ph.D. in Clinical Pharmacology from the University of Milan, Italy and is a member of the board of directors of Galileo Research.

Thomas E. Gibbs, age 43, has served as Vanda’s Senior Vice President, Chief Commercial Officer since April 2015. Prior to joining Vanda, Mr. Gibbs served as Vice President of Worldwide Commercial Operations at Bristol Myers Squibb from December 2013 to April 2015. Prior to this position, Mr. Gibbs held other senior roles at Bristol Myers Squibb including Vice President of US HIV Franchise and Vice President Global Commercialization and FDT Leader HCV Portfolio and HCV Small Molecules from January 2010 to December 2013. Before joining Bristol Myers Squibb, Mr. Gibbs held the positions of Vice President of US Sales from November 2007 to January 2010 and Senior Director of Marketing, In-Line Brands from July 2006 to October 2007 for Novartis Vaccines and Diagnostics. Earlier in his career, Mr. Gibbs held positions at Endo Pharmaceuticals from October 2004 to March 2006, Johnson & Johnson Corporation, George Weiss Associates and SmithKline Beecham PLC. Mr. Gibbs received his Bachelors of Science in Economics and a Masters of Business Administration from The Wharton School of the University of Pennsylvania.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of April 20, 2015, by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	our named executive officers;

•	each of our directors; and

•	all current executive officers and directors as a group.

The table below is based upon information supplied by executive officers, directors and principal stockholders and Schedule 13Gs and 13Ds filed with the SEC through April 20, 2015.

Percentage of shares beneficially owned is based on 41,798,503 shares of common stock outstanding as of April 20, 2015.

For purposes of the table below, we deem shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of April 20, 2015 and common stock subject to restricted stock unit awards (“RSUs”) that will vest within 60 days of April 20, 2015 to be outstanding and to be beneficially owned by the person holding the options, warrants or RSUs for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable.

Name and address of beneficial owner(1)	Number of shares beneficially owned	Percentage of shares beneficially owned
5% Stockholders (other than our executive officers and directors)
James E. Flynn(2) 780 Third Avenue, 37th Floor New York, NY 10017	4,139,787	9.90%
Palo Alto Investors, LLC(3) 470 University Avenue Palo Alto, CA 94301	3,786,908	9.06%
Paulson & Co. Inc.(4) 1251 Avenue of the Americas, New York, NY 10020	3,625,000	8.67%
FMR, LLC(5) 245 Summer Street Boston, MA 02210	2,955,429	7.07%
BlackRock, Inc.(6) 40 East 52nd Street New York, NY 10022	2,826,578	6.76%
Kingdon Capital Management, L.L.C.(7) 152 West 57th Street, 50th Floor New York, NY 10019	2,461,305	5.89%
Armistice Capital, LLC(8) 623 Fifth Avenue, 31st Floor New York, New York 10022	2,280,000	5.45%
Named Executive Officers and Directors
Mihael H. Polymeropoulos, M.D.(9)	2,788,040	6.33%
James P. Kelly(10)	328,225	*
Howard H. Pien(11)	142,500	*
Richard W. Dugan(12)	125,770	*
H. Thomas Watkins(13)	120,000	*
Vincent J. Milano(14)	110,000	*
Steven K. Galson, M.D., M.P.H.(15)	95,000	*
Paolo Baroldi, M.D., Ph.D.(16)	148,044	*
Michael F. Cola(17)	56,250	*
Robert Repella	—	*
All current directors and executive officers as a group (10 persons)(18)(19)	3,913,829	8.68%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Vanda Pharmaceuticals Inc., 2200 Pennsylvania Avenue, Suite 300E, Washington, D.C. 20037.

(2)

Based on the Schedule 13G filed on December 24, 2014, this amount represents 610,588 shares of common stock held by Deerfield Special Situations Fund, L.P. (“DSSF”), 1,346,715 shares of common stock held by

Deerfield Partners, L.P. (“DP”), 1,674,781 shares of common stock held by Deerfield International Master Fund, L.P. (“DIMF”) and 507,703 shares of common stock held by Deerfield Special Situations International Master Fund, L.P. (“DSSIMF”). Deerfield Mgmt, L.P. (“DM”) is the general partner of, and Deerfield Management Company, L.P. (“DMC”) is the investment advisor for, each of DP, DIMF, DSSF and DSSIMF. DM, DMC and James E. Flynn may be deemed to be the beneficial owner of shares held by DP, DIMF, DSSF and DSSIMF.

(3)

Based on Schedule 13G/a filed on February 18, 2015, this amount represents 3,786,908 shares held of record by Palo Alto Investors, LLC (“PAI”). PAI is a registered investment advisor and is the general partner and investment advisor of Palo Alto Healthcare Master Fund II, L.P. (“Healthcare Master II”) and other investment limited partnerships and is the investment advisor to other investment funds. PAI’s clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock. No individual client other than Healthcare Master II separately holds more than five percent of the outstanding common stock. Healthcare Master II disclaims beneficial ownership of all the shares held by PAI. Dr. Patrick Lee, M.D. and Dr. Anthony Joonkyoo Yun, M.D., as co-managers of PAI, may be deemed to beneficially own the shares held by PAI. Dr. Lee and Dr. Yun disclaim beneficial ownership of all the shares held by PAI.

(4)

Based on Schedule 13G filed on February 17, 2015 by Paulson & Co. Inc. (“Paulson”), this amount represents 3,625,000 held by Paulson, an investment advisor that is registered under the Investment Advisors Act of 1940, and its affiliates furnish investment advice to and manage onshore and offshore investment funds and separate managed accounts (such investment funds and accounts, the “Funds”). In its role as investment advisor, or manager, Paulson possesses voting and/or investment power over the securities of the Issuer described in this schedule that are owned by the Funds. All securities reported were owned by the Funds. Paulson disclaims beneficial ownership of such securities.

(5)

Based on Schedule 13G/A filed with the SEC on April 10, 2015 by FMR LLC on behalf of itself, Edward C. Johnson III, the Chairman of FMR LLC, and Fidelity Management & Research Company (“Fidelity”), Fidelity, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, beneficially owns 2,955,429 shares of common stock of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Each of Edward C. Johnson III and FMR LLC, through its control of Fidelity, has sole power to dispose of these 2,955,429 shares. Select Health Care Portfolio (“SelectCo”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner 1,900,000 shares of common stock of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “SelectCo Funds”). Mr. Johnson and FMR LLC, through its control of SelectCo, and the SelectCo Funds each has sole power to dispose of the 1,900,000 owned by the SelectCo Funds. Members of the family of Edward C. Johnson III are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson III has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(6)

Based on Schedule 13G filed on January 12, 2015 by BlackRock, Inc., this amount represents 2,826,578 shares held of record by BlackRock, Inc., including such shares held by BlackRock, Inc. subsidiaries BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Advisors, LLC, BlackRock Investment Management, LLC and BlackRock Asset Management Canada Limited.

(7)

Based on Schedule 13G filed on February 17, 2015, this amount represents 2,461,305 shares held of record by Kingdon Capital Management, L.L.C. (“Kingdon”) in its role as investment advisor. To Kingdon’s knowledge, the interest of no one of its clients relates to more than 5% of the class. Mark Kingdon, as the manager of Kingdon, may be deemed to beneficially own the shares held by Kingdon.

(8)

Based on the Schedule 13G filed on March 17, 2015. Armistice Capital, LLC, Armistice Capital Master Fund, Ltd. and Steven Boyd share voting power and dispositive power over all of the shares. Mr. Boyd is the Managing Member of Armistice Capital, LLC and Director of Armistice Capital Master Fund Ltd., and he disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(9)

Includes 2,239,119 shares subject to options exercisable within 60 days of April 20, 2015. Excludes 271,875 shares subject to options that are not exercisable within 60 days of April 20, 2015 and 112,500 shares of common stock underlying RSUs that do not vest within 60 days of April 20, 2015.

(10)

Includes 274,921 shares subject to options exercisable within 60 days of April 20, 2015. Excludes 107,579 shares subject to options that are not exercisable within 60 days of April 20, 2015 and 44,376 shares of common stock underlying RSUs that do not vest within 60 days of April 20, 2015.

(11)	Includes 142,500 shares subject to options exercisable within 60 days of April 20, 2015.

(12)	Includes 120,000 shares subject to options exercisable within 60 days of April 20, 2015.

(13)	Includes 120,000 shares subject to options exercisable within 60 days of April 20, 2015.

(14)	Includes 110,000 shares subject to options exercisable within 60 days of April 20, 2015.

(15)

Includes 95,000 shares subject to options exercisable within 60 days of April 20, 2015. Dr. Galson has informed the Board of Directors he will not stand for re-election and his term will expire on June 18, 2015 following the Annual Meeting.

(16)

Includes 117,499 shares subject to options exercisable within 60 days of April 20, 2015. Excludes 162,501 shares subject to options that are not exercisable within 60 days of April 20, 2015 and 60,000 shares of common stock underlying RSUs that do not vest within 60 days of April 20, 2015.

(17)	Includes 56,250 shares subject to options exercisable within 60 days of April 20, 2015. Excludes 8,750 shares subject to options that are not exercisable with 60 days of April 20, 2015.

(18)

Includes 3,275,289 shares subject to options exercisable within 60 days of April 20, 2015 held by our current executive officers and directors. Excludes 550,750 shares subject to options that are not exercisable within 60 days of April 20, 2015 and 216,876 shares of common stock underlying RSUs that do not vest within 60 days of April 20, 2015.

(19)

Mr. Repella is not a current executive officer and therefore is not included. Mr. Gibbs is a current executive office but does not hold any shares of common stock or shares subject to options exercisable within 60 days of April 20, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and certain holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us and written representations provided to us by all of our directors and executive officers and certain of our greater than 10% stockholders, we believe that during the year ended December 31, 2014, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This section discusses the principles underlying our executive compensation decisions related to fiscal year 2014 and the most important factors relevant to an analysis of these decisions. It provides information regarding the manner and context in which compensation is awarded to and earned by our executive officers who are named in the “2014 Summary Compensation Table” below, referred to herein as our “named executive officers,” and places in perspective the data presented in the tables and other quantitative information that follows this section.

Our “named executive officers” for 2014 are:

Named Executive Officer	Title	Relationship with Vanda

Mihael H. Polymeropoulos, M.D.	President and Chief Executive Officer	President, Chief Executive Officer and a Director since co-founding Vanda in May 2003

James P. Kelly	Senior Vice President, Chief Financial Officer, Treasurer and Secretary	Senior Vice President, Chief Financial Officer, Treasurer and Secretary since December 2010

Robert Repella	Former Senior Vice President, Chief Commercial Officer	Employment terminated as of January 1, 2014. served as Senior Vice President and Chief Commercial Officer from October 2011 until January 2014

Paolo Baroldi, M.D., Ph.D.	Senior Vice President, Chief Medical Officer	Senior Vice President, Chief Medical Officer since April 2013; served as a consultant in the role of acting Chief Medical Officer from October 2012 through April 2013

Executive Summary

The following provides a brief overview of the more detailed disclosure set forth in this Compensation Discussion and Analysis.

Business Performance Summary

In 2014, our Company continued its progress towards the goal of building a leading biopharmaceutical company focused on the development and commercialization of products for the treatment of central nervous system disorders to address unmet needs. Key highlights of 2014 included:

•	Approval by the U.S. Food and Drug Administration (FDA) of our New Drug Application for HETLIOZ® (tasimelteon) in the treatment of patients with Non-24-Hour Sleep-Wake Disorder (Non-24);

•	U.S. commercial launch of HETLIOZ® for the treatment of patients with Non-24;

•

Settlement of arbitration proceeding with Novartis Pharma AG (“Novartis”) pursuant to which (i) we and Novartis dismissed the arbitration proceedings we initiated related to the license of Fanapt® and released each other from any related claims; (ii) Novartis has transferred all U.S. and Canadian rights in the Fanapt® franchise to us; (iii) we sold 1,808,973 shares of our common stock to Novartis, resulting in gross proceeds to us of approximately $25.0 million and (iv) Novartis has granted to us an exclusive worldwide license to AQW051, a phase II alpha-7 nicotinic acetylcholine receptor partial agonist;

•	HETLIOZ® Marketing Authorization Application in the European Union (EU) was accepted by the European Medicines Agency (EMA) for review;

•	The HETLIOZAccess™ Named Patient Program launched in the EU and Canada;

•	Commercial launch of Fanapt® in Israel and Mexico by our distribution partners;

•	Initiation of observational study of tasimelteon in patients with Smith-Magenis Syndrome;

•

Commencement of Phase 2 study of tradipitant (VLY-686) in patients with chronic pruritus in the context of atopic dermatitis and the filing of an Investigational New Drug (IND) application with the FDA; and

•	Completed public offering of shares of our common stock that resulted in net proceeds of approximately $62.3 million.

Compensation Program Philosophy

In December 2012, our Compensation Committee determined to adjust our executive compensation program from our prior program to target the executive team’s base salaries and total target cash compensation to the 50th percentile of similarly situated executive officers at our peer group companies and reduce the executive team’s total equity compensation to roughly the 66th percentile of similarly situated executive officers at our peer group companies. Our Compensation Committee continues to believe that these targets are better aligned with competitive market practice than under our historical compensation program, thus enabling us to recruit and retain the talent needed within the organization to deliver on our business strategy. In addition, this competitive positioning allows for better alignment with a pay-for-performance philosophy with premium levels of cash compensation only awarded for performance that exceeds target levels for pre-determined business and individual goals and equity awards that remain a key component of the total rewards package. Our 2014 executive compensation program was designed to further advance these goals.

Objectives of Compensation Program

Our executive compensation program is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above our expectations.

Compensation Components

As is the case with most companies of our size in the biopharmaceutical industry, our executive compensation program has three primary components — base salary, an annual cash incentive plan and equity awards.

•

Base Salary.    We fix the base salary of each of our executive officers at a level we believe enables us to hire and retain individuals in a competitive environment and rewards satisfactory individual performance and a satisfactory level of contribution to our overall business goals. We take into account the base salaries paid by similarly situated companies in our peer group and the other factors discussed below.

•

Cash Incentive Awards.    We provide annual cash incentive awards that are based upon the achievement of corporate and individual performance goals established by our Compensation Committee. These cash incentive awards are designed to focus our executive officers on achieving key clinical, regulatory, commercial, operational, strategic and/or financial objectives within a yearly time horizon, as described in more detail below. The annual cash incentive awards are capped at 150% of an executive officer’s target amounts.

•

Equity Awards.    We use stock options and RSUs to reward long-term performance. These equity awards are intended to provide significant incentive value for each executive officer if the Company’s performance is outstanding and the executive officer remains with the Company, and align executive officer pay with long-term stockholder interests.

We view these primary components of our executive compensation program as related but distinct. While our Compensation Committee reviews total combined cash and equity compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. Historically we have utilized equity awards as the primary motivator in attracting and retaining executive officers, and salary and cash incentive awards as secondary considerations. Our 2014 executive compensation program continued an effort begun in 2013 to reduce the executive team’s total equity compensation to roughly the 66th percentile of similarly situated executive officers at our peer group companies and increase the executive team’s base salary and total cash compensation to a target aligned with the 50th percentile of similarly situated executive officers at our peer group companies.

In addition to the primary components of compensation described above, we provide our named executive officers with employee benefits that are generally available to our salaried employees. These benefits include health and medical benefits, flexible spending plans, matching 401(k) contributions and group life and disability insurance. In addition, we provide reimbursement for parking expenses to our executive officers. Pursuant to his separation agreement, we also reimbursed Mr. Repella for certain apartment rental expenses in 2014 for an apartment in Washington, D.C.

We have also entered into agreements with each of our executive officers under which they are provided certain benefits in the event their employment is terminated by the Company without cause or by the executive officer for good reason, including following a change-in-control of the Company. We provide these benefits to help keep members of our management team focused on the Company’s business and strategic plans even if they eventually face the distraction of potential employment termination or acquisition of the Company.

Compensation Procedures

Our Compensation Committee’s current policy is to annually perform a strategic review of our named executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to comparable officers in other similarly-sized biopharmaceutical companies. Compensation Committee meetings typically have included, for all or a portion of each meeting, not only the committee members but also our Chief Executive Officer and, from time to time, our Chief Financial Officer. Our Compensation Committee also regularly meets in executive session without any of our officers or other employees present. For compensation decisions, including decisions regarding the grant or award of equity compensation to executive officers (other than our Chief Executive Officer), our Compensation Committee typically considers the recommendations of our Chief Executive Officer.

Our Compensation Committee has the authority under its charter to select and retain, and is directly responsible for the appointment, compensation and oversight of, compensation consultants or any other third party it retains to assist in the evaluation of director and officer compensation as well as any other compensation matters. Our Compensation Committee has engaged Towers Watson, a consulting firm specializing in executive compensation, as its independent compensation consultant. In connection with our Compensation Committee’s 2014 executive officer compensation decisions, Towers Watson reviewed and advised on all principal aspects of our executive compensation program and performed the following services:

•

conducted a competitive assessment of the Company’s then current executive compensation arrangements, including analyzing peer group proxy statements, compensation survey data, and other publicly available data;

•	provided recommendations regarding the composition of the Company’s peer group; and

•	reviewed and advised on total compensation, including base salaries, and short- and long-term incentives, including equity awards.

Summary of Compensation Program Changes

Given our transition from a non-commercial to a commercial company over the past several years, the Compensation Committee requested a comprehensive review by an independent compensation consultant of our compensation programs and practices in 2013 and 2014. As part of this transition, we revised our compensation philosophy, which has historically been to place cash compensation at the 25th percentile and equity compensation at the 75th percentile of peer companies, with a total compensation mix targeting the 50th percentile of peer companies. Recognizing the maturity of our organization and the need to retain talent with commercial experience, in 2013 we adopted a new compensation philosophy described below.

In 2014, we made certain changes to our compensation program, which we have summarized in the table below. We believe these changes will enable us to continue to recruit, retain and engage the executive talent needed to execute on our strategic plan going forward while balancing pay for performance.

	2013 Program Elements and Actions	2014 Program Elements and Actions
Compensation Philosophy

•     Base Compensation: 50th percentile — provides “competitive” but not “premium” base pay levels

•     Target Cash Compensation: 50th percentile — provides “competitive” cash compensation at target; opportunity for greater than market “competitive” cash compensation if performance exceeds target

•     Long-Term Incentives: 66th percentile — establishes grant guidelines based on a fixed number of shares while recognizing a burn rate target agreed upon by the Compensation Committee

Compensation philosophy consistent with 2013

Peer Group	Peer group remained generally the same except for two additions in 2013 (described further below)	Peer group changed substantially to align us with appropriate peers based on size and life stage (described further below)

Base Salary	Executives’ base salaries were positioned within range of the 25th percentile with the intent to move them to market median over time	Executives received base salary increases ranging from 13% to 14% to bring them from the 25th to the 50th percentile consistent with our compensation philosophy

Target Bonus and Target Total Cash Compensation	CEO target bonus was aligned with the 25th percentile	CEO target bonus adjusted 60% to align with 50th percentile compensation philosophy

Long-Term Incentives	Long-term incentive expected values targeting the 66th percentile consistent with compensation philosophy	Consistent with 2013, targeting 66th percentile consistent with compensation philosophy

Peer Group

As discussed above, in an effort to provide competitive total compensation to our executive officers in connection with our revised compensation philosophy, our Compensation Committee, in consultation with Towers Watson, annually reviews our executive compensation program, including base salary, total cash compensation and equity awards, in part, based on compensation paid or awarded by a peer group of biopharmaceutical companies recommended by Towers Watson and approved by our Compensation Committee.

In identifying a peer group for us in December 2013 for purposes of providing data for use in connection with the development of our 2014 executive compensation program, including the equity grants made in December 2013, Towers Watson considered such factors as stage of product development and commercialization, product pipeline, location, market capitalization, revenue, employee headcount and therapeutic focus. The following 17 organizations, which are referred to herein as our “2014 peer group”, were identified:

Aegerion Pharmaceuticals, Inc.	Dyax Corp.	Omeros Corporation

Arena Pharmaceuticals, Inc.	GTX Inc.	Progenics Pharmaceuticals Inc.

Auxilium Pharmaceuticals Inc.	Ironwood Pharmaceuticals, Inc.	Rigel Pharmaceuticals, Inc.

Avanir Pharmaceuticals	Lexicon Pharmaceuticals, Inc.	Santarus, Inc.

BioCryst Pharmaceuticals, Inc.	MannKind Corp.	Synageva BioPharma Corp.

DepoMed Inc.	NPS Pharmaceuticals, Inc.

The following were the only changes in our peer group from the companies used by our Compensation Committee to help establish our 2014 executive compensation program: the removal of Xenoport, Inc. and Zogenix, Inc. due to the fact that they no longer met the majority of the selection criteria discussed above, the removal of Astex Pharmaceuticals, Inc. which was acquired by Otsuka Pharmaceutical Co., Ltd. in October 2013 and the addition of Aegerion Pharmaceuticals, Inc. and NPS Pharmaceuticals, Inc. which were added based on their lifestage and commercialized product and pipeline profile.

In identifying a peer group for us in December 2014 for purposes of providing data for use in connection with the development of our 2015 executive compensation program, including the equity grants made in December 2014, Towers Watson considered such factors as stage of product development and commercialization, product pipeline, location, market capitalization, revenue, employee headcount and therapeutic focus. The following 15 organizations, which are referred to herein as our “2015 peer group”, were identified:

Aegerion Pharmaceuticals, Inc.	DepoMed Inc.	OncoMed Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc.	Intra-Cellular Therapies, Inc.	Progenics Pharmaceuticals Inc.

Array Biopharma, Inc.	Lexicon Pharmaceuticals, Inc.	Rigel Pharmaceuticals, Inc.

Avanir Pharmaceuticals	MacroGenetics, Inc.	Sunesis Pharmaceuticals, Inc.

BioCryst Pharmaceuticals, Inc.	Omeros Corporation	Supernus Pharmaceuticals, Inc.

The 2015 peer group differed substantially from the peer group utilized in connection with our 2014 compensation to align us with appropriate peers based on size and organizational life stage, which included the addition of seven new peers: AMAG Pharmaceuticals, Inc., Array Biopharma, Inc., Intra-Cellular Therapies, Inc., MacroGenetics, Inc., OncoMed Pharmaceuticals, Inc., Sunesis Pharmaceuticals, Inc. and Supernus Pharmaceuticals, Inc.

Base Salary

In December 2013, in connection with its annual compensation review, our Compensation Committee reviewed the peer group and market data presented by Towers Watson and discussed with Dr. Polymeropoulos the Company’s and each executive officer’s performance during 2013 and his recommendation regarding the base salary of the Company’s executive officers (other than himself). Our Compensation Committee compared the base salaries of our named executive officers to the base salaries of similarly situated officers at our peer group companies and noted that the base salary of Drs. Polymeropoulos and Baroldi and Mr. Kelly were below 10% of the base salary paid to similarly situated officers at the 50th percentile of our peer group companies.

Based on this review and our Compensation Committee’s desire to implement our revised compensation policy by gradually migrating our executive team’s base salary to the 50th percentile of the base salary paid to similarly situated officers, our Compensation Committee decided to increase the 2014 base salaries of Drs. Polymeropoulos and Baroldi and Mr. Kelly as set forth in the table below:

Name	2013 Base Salary	2014 Base Salary		Percentage Increase
Mihael H. Polymeropoulos, M.D.	$515,000	$580,000		12.6%
James P. Kelly	$315,000	$360,000		14.3%
Paolo Baroldi, M.D., Ph.D.	$320,000	$360,000		12.5%
Robert Repella	$368,000	$368,000	(1)	—

(1)	Mr. Repella’s base salary was not increased due to the fact that he had previously agreed with the Company that his employment would terminate effective January 1, 2014.

Following these increases, the 2014 base salary of each of these executive officers was positioned within range of the market 50th percentile of the base salary paid to similarly situated officers at our peer group companies.

In December 2014, in connection with its annual compensation review for purposes of setting 2015 executive compensation, our Compensation Committee reviewed the market data from the 2015 peer group contained in a Towers Watson report and discussed with Dr. Polymeropoulos the Company’s and each executive officer’s performance during 2014 and his recommendation regarding the base salary of the Company’s named executive officers (other than himself) serving as of such date. Based on this review and our Compensation Committee’s desire to implement and maintain our revised compensation policy by gradually migrating our executive team’s base salary to the 50th percentile of the base salary paid to similarly situated officers at our peer group companies, our Compensation Committee determined to increase the 2015 base salaries of Drs. Polymeropoulos and Baroldi and Mr. Kelly as follows:

Name	2014 Base Salary	2015 Base Salary	Percentage Increase
Mihael H. Polymeropoulos, M.D.	$580,000	$600,000	3.4%
James P. Kelly	$360,000	$375,000	4.2%
Paolo Baroldi, M.D., Ph.D.	$360,000	$375,000	4.2%

Cash Incentive Awards

The target levels of the annual cash incentive awards for our executive officers were initially established as part of their respective individual employment agreements. Each of these employment agreements provide that the executive officer will receive an annual cash incentive award determined at the discretion of our Compensation Committee based on our Company’s performance against its objectives and individualized objective and subjective criteria, with a target award amount equal to a percentage of their respective base salary. The award criteria are established by our Compensation Committee on an annual basis, and include specific objectives, relating to the achievement of clinical, regulatory, commercial, business and/or financial milestones. Our Compensation Committee annually reviews the target award percentage of each of our named executive officers.

At the end or following the conclusion of each fiscal year, our Compensation Committee evaluates the performance of each of our executive officers with respect to the attainment of the Company’s corporate objectives and their individual objectives to determine the amount of their cash incentive awards for the year. The actual amount awarded is determined in the discretion of our Compensation Committee based on each executive officer’s level of performance. Historically, the actual amount awarded has been between 0 and 200% of the target award amount. However, as part of its implementation of our compensation philosophy, in March 2013, our Compensation Committee, following consultation with Towers Watson, determined to implement a cap on our executive officers’ annual cash incentive awards of 150% of their respective target amounts. This remains unchanged.

In December 2013, in connection with its annual compensation review, our Compensation Committee reviewed the peer group and market data presented by Towers Watson and compared the total target cash compensation (base salary plus target cash incentive award) of our named executive officers (other than Mr. Repella since his employment terminated as of January 1, 2014) with the target cash compensation of similarly situated officers at our peer group companies. In connection with the gradual implementation of its revised executive officer compensation philosophy, our Compensation Committee determined to keep Dr. Polymeropoulos’ target award percentage at the 50th percentile of the target award percentage of chief executive officers at the 2014 peer group, continuing at a target award percentage of 60% of his base salary. The target percentage of awards for Mr. Kelly and Dr. Baroldi remain unchanged at 40% of base salary. The 2014 cash incentive awards at target for our named executive officers was positioned within range of the market 50th percentile of the cash incentives paid to similarly situated officers at our peer group companies.

Following the increases to our named executive officers’ base salaries discussed above and Dr. Polymeropoulos’ target award percentage, the 2014 target award amounts of our named executive officers set forth in the table below.

Name	2013 Target Award Amount ($)	2014 Target Award Amount ($)		Percentage Increase
Mihael H. Polymeropoulos, M.D.	$283,250	$348,000		22.9%
James P. Kelly	$126,000	$144,000		14.3%
Paolo Baroldi, M.D., Ph.D.	$128,000	$144,000		12.5%
Robert Repella	$147,200	$147,200	(1)	—

(1)

Mr. Repella’s target award was not adjusted because of his planned termination on January 1, 2014. Mr. Repella did not receive an award because he had previously agreed with the Company that his employment would terminate effective January 1, 2014. Pursuant to his separation agreement, following his termination on January 1, 2014, Mr. Repella was paid his 2014 target amount of $147,200.

Following adjustment, the 2014 target total cash compensation of Drs. Polymeropoulos and Baroldi, and Mr. Kelly was within range of the market of the 50th percentile of the target total cash compensation of similarly situated officers of our peer group.

As noted above, the actual incentive cash awards for our named executive officers are determined at the discretion of our Compensation Committee based on our Company’s performance against its objectives and individualized objective and subjective criteria. For 2014, the corporate objectives and individual objectives for Dr. Polymeropoulos approved by our Compensation Committee included:

•	FDA approval of our NDA filing for HETLIOZ® in Non-24;

•	HETLIOZ® Non-24 U.S. commercial launch;

•	EMA acceptance of a MMA filing for review of HETLIOZ® in Non-24;

•	establishing a HETLIOZ® commercialization strategy Europe;

•	initiation of a proof of concept study for tradipitant;

•	pursuing partnership or other commercial opportunities; and

•	managing and budgeting our cash pursuant to a strategic plan to be approved by our board of directors in 2014.

The 2014 individual objectives approved by our Compensation Committee for our named executive officers, other than Dr. Polymeropoulos, consisted of HETLIOZ® clinical, regulatory and commercial, financial, product development, business development and personnel goals, which included:

James P. Kelly, Senior Vice President, Chief Financial Officer, Treasurer and Secretary

Ensure timely SEC filings

Support Audit Committee activities

Maintain effective financial controls and procedures

Maintain compliance with Company’s 2014 budget and develop forward-looking forecasts

Manage Company cash within investment policy

Complete financing plans and review various scenarios for capital needs

Assist in the development of a long-range business plan for the Company

Support HETLIOZ® commercial launch

Support analyst and investor relations and relationships with financial institutions

Assist in the development of HETLIOZ® commercialization path in Europe

Evaluate current and potential business development opportunities

Help establish and prepare commercial support infrastructure

Paolo Baroldi, M.D., Ph.D., Senior Vice President, Chief Medical Officer

FDA approval of our NDA filing for HETLIOZ® in Non-24

Medical affairs planning and execution in support of the U.S. launch of HETLIOZ®

EMA acceptance of a MMA filing for review of HETLIOZ® in Non-24

Initiation of a proof of concept study for tradipitant

Evaluate potential additional HETLIOZ® indications

Manage and develop support team

No goals were established for Mr. Repella because of his planned termination on January 1, 2014.

Based on the Company’s 2014 performance and the accomplishments of the Company and our named executive officers during the year, our Compensation Committee determined to award each of Drs. Polymeropoulos and Baroldi and Mr. Kelly cash incentive awards that were 125% of their respective target amounts. The cash incentive awards were above target due to the fact that the 2014 corporate objectives and the individual 2014 objectives of each of Drs. Polymeropoulos and Baroldi and Mr. Kelly were satisfied in a manner that exceeded the expectations of our Compensation Committee, including without limitation, completion of the public offering of shares of our common stock, transfer of all U.S. and Canadian rights in the Fanapt® franchise to us from Novartis, HETLIOZ® Non-24 U.S. commercial launch, continuing proof of concept study for tradipitant in patients with atopic dermatitis, approval by the FDA of our NDA for HETLIOZ® (tasimelteon) in the treatment of patients with Non-24, HETLIOZ® Marketing Authorization Application acceptance for review in the EU by the EMA, launch of the HETLIOZAccess™ Named Patient Program in the EU and Canada,

commercial launch of Fanapt® in Israel and Mexico by our distribution partners, initiation of development activities for a pediatric formulation to be studied in pediatric patients with Non-24 and initiation of observational study of tasimelteon in patients with Smith-Magenis Syndrome in order to further characterize the circadian rhythm defect and its association with clinical symptoms.

As a result and as further described in the 2014 Summary Compensation Table below, in December 2014 our named executive officers were awarded the following incentive cash awards:

Name	2014 Target Award Amount	2014 Actual Award	Percentage of Target Actually Awarded
Mihael H. Polymeropoulos, M.D.	$348,000	$435,000	125%
James P. Kelly	$144,000	$180,000	125%
Paolo Baroldi, M.D., Ph.D.	$144,000	$180,000	125%

In December 2014 when it undertook its review of our executive compensation arrangements, our Compensation Committee determined not to change the 2015 target award percentage for Drs. Polymeropoulos and Baroldi and Mr. Kelly.

Equity Compensation

Our Compensation Committee believes that equity compensation awards help align the interests of our executive officers with those of our stockholders because the value of the equity awards to the recipient increases only with the appreciation of the price of our common stock. The authority to make equity grants to executive officers rests with our Compensation Committee, although our Compensation Committee does consider the peer group data provided by Towers Watson and the recommendations of our Chief Executive Officer (other than for himself).

Generally, we have granted a stock option and/or awarded RSUs to our executive officers upon commencement of their employment with the Company. The size of these initial equity grants are negotiated in connection with the executive officer’s employment agreement and generally vest over a four year period. The intent of the initial grants is to create a meaningful opportunity to acquire a proprietary interest in the Company and to align the executive officer’s interest with the long-term interests of our stockholders.

At least annually, typically in December, our Compensation Committee considers replenishment awards of stock options and RSUs for our executive officers. We believe that the resulting overlapping vesting schedules from awards made in prior years, helps ensure a meaningful incentive to remain in our employ and to enhance stockholder value over time.

In December 2014, in connection with its annual compensation review for purposes of setting 2015 executive compensation, our Compensation Committee reviewed the peer group and market data presented by Towers Watson and granted options and awarded RSUs subject to service-based vesting criteria to our named executive officers (other than Mr. Repella whose employment terminated as of January 1, 2014) as set forth in the table below. The RSUs vest in four equal annual installments beginning on January 1, 2016, provided that the executive officer remains continuously employed by us through the applicable vesting date. The option shares vest in equal monthly installments over four years of continuous service from the date of grant. Each option has an exercise price of $12.27 per share, the closing price of the Company’s common stock on the grant date. To determine the size of these options and RSU awards, our Compensation Committee targets the number of shares underlying equity grants as a percentage of common stock outstanding to similarly situated officers at the 66th percentile of the 2015 peer group. Our Compensation Committee determined not to make any adjustments to the size of the award from that granted in 2013 to Drs. Polymeropoulos and Baroldi and Mr. Kelly based on the revised compensation policy targeting the 66th percentile of our peer group. As such, the following equity grants were made:

	Granted in 2014
Name	Number of Shares Underlying Option Grant	Number of Shares Underlying RSU Awards
Mihael H. Polymeropoulos, M.D.	150,000	50,000
James P. Kelly	60,000	20,000
Paolo Baroldi, M.D., Ph.D.	60,000	20,000

Based on its review of the peer group data, these grants were positioned between the 50th and 75th percentiles of our 2015 peer group on an expected value basis reflecting our compensation philosophy of 66th percentile for annual equity grants made to similarly situated executives at our peer groups.

In December 2013, in connection with its annual compensation review for purposes of setting 2014 executive compensation, our Compensation Committee reviewed the peer group and market data presented by Towers Watson and granted options and awarded RSUs subject to service-based vesting criteria to our named executive officers (other than Mr. Repella whose employment terminated as of January 1, 2014) as set forth in the table below. The RSUs vest in four equal annual installments beginning on January 1, 2015, provided that the executive officer remains continuously employed by us through the applicable vesting date. The option shares vest in equal monthly installments over four years of continuous service from the date of grant. Each option has an exercise price of $11.59 per share, the closing price of the Company’s common stock on the grant date. To determine the size of these options and RSU awards, our Compensation Committee targets the number of shares underlying equity grants as a percentage of common stock outstanding to similarly situated officers at the 66th percentile of the 2013 peer group. Our Compensation Committee determined not to make any adjustments to the size of the award from that granted in 2012 to Dr. Polymeropoulos, determined to increase the size of the award granted to Mr. Kelly by approximately 6% and to provide Dr. Baroldi with the same equity awards as that provided to Mr. Kelly based on the revised compensation policy targeting the 66th percentile of the 2014 peer group. As such, the following equity grants were made:

	Granted in 2013
Name	Number of Shares Underlying Option Grant	Number of Shares Underlying RSU Awards
Mihael H. Polymeropoulos, M.D.	150,000	50,000
James P. Kelly	60,000	20,000
Paolo Baroldi, M.D., Ph.D.	60,000	20,000

Severance and Change-in-Control Benefits

Each of our executive officers has a provision in his employment agreement with the Company providing for certain severance benefits in the event of termination without cause, as well as a provision that provides for the acceleration of certain of his then unvested options and RSUs in the event of termination without cause following a change-in-control of the Company. Following his termination of employment effective as of January 1, 2014, Mr. Repella received certain payments and benefits pursuant to his employment agreement and his separation and release agreement. In addition, Dr. Polymeropoulos is entitled to certain tax benefits upon a change-in-control of the Company pursuant to a tax indemnity agreement entered into in 2007 and amended in 2010. These severance and acceleration provisions are described in the “Employment Agreements” section below, and certain estimates of these severance and change-in-control benefits are provided in “Estimated Payments and Benefits Upon Termination” below. No material changes were made to these benefits in 2014.

Other Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance and our 401(k) plan, in each case on the same basis as our other employees. We provide matching contributions of up to 50% of the first 6% of each employee’s eligible contributions to the 401(k) plan. There were no material benefits or perquisites provided to any named executive officer in 2014 other than reimbursement for parking expenses. In addition, pursuant to his separation agreement, we reimbursed Mr. Repella the amount of $22,903 for an apartment rental in Washington, D.C. and parking expenses.

Stockholder Advisory Vote on Executive Compensation

At our 2014 annual meeting of stockholders, approximately 80.1% of the shares voted were in favor of the compensation of our named executive officers as disclosed in the proxy statement for the 2014 annual meeting of stockholders, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and other related tables and disclosures. Both our Compensation Committee and Board of Directors intend to periodically reevaluate our executive compensation philosophy and practices in light of the Company’s performance, needs and developments, including the outcome of future non-binding advisory votes by the Company’s stockholders.

Tax and Accounting Considerations

Our Compensation Committee considers tax and accounting implications in determining all elements of our compensation plans, programs and arrangements. Section 162(m) of the Code generally denies a deduction to any publicly-held corporation for compensation paid in a taxable year to its named executive officers (other than the Chief Financial Officer) exceeding $1 million, unless such compensation qualifies as performance-based compensation. Base salaries, time-vested restricted stock, time-vested retention and transition payments, and discretionary or subjectively determined bonus awards generally do not qualify as performance-based compensation. In April 2010, our stockholders approved our 2006 Equity Incentive Plan, as amended, that permits us to satisfy the performance-based requirements under Section 162(m) with respect to the grant of stock options.

Report of the Compensation Committee2

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the following members of the Compensation Committee:

Vincent J. Milano (Chairman)

Howard H. Pien

H. Thomas Watkins

2 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Vanda under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

2014 Summary Compensation Table

The following table summarizes the compensation that we paid to our Chief Executive Officer, our Chief Financial Officer, our Chief Medical Officer and our former Chief Commercial Officer during the year ended December 31, 2014. We refer to these executive officers in this proxy statement as our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Mihael H. Polymeropoulos, M.D. President and Chief Executive Officer	2014 2013 2012	580,000 515,000 500,000	613,500 579,500 156,000	1,053,000 1,049,610 284,205		435,000 354,063 300,000	18,799 22,061 18,081	(4)	2,700,299 2,520,234 1,258,286

James P. Kelly Senior Vice President, Chief Financial Officer, Treasurer and Secretary	2014 2013 2012	360,000 315,000 300,000	245,400 231,800 58,500	421,200 419,844 106,577		180,000 157,500 144,000	19,611 21,234 17,840	(4)	1,226,211 1,145,378 626,917

Paolo Baroldi, M.D., Ph.D.(5) Senior Vice President and Chief Medical Officer	2014 2013	360,000 279,820	245,400 231,800	421,200 419,844		180,000 160,000	22,461 19,946	(4)	1,229,061 1,111,410

Robert Repella(6) Former Senior Vice President and Chief Commercial Officer	2014 2013 2012	— 368,000 350,000	— — 58,500	53,894 — 106,577	(7)	— 147,200 168,000	544,019 70,125 24,768	(8)	597,913 585,325 707,845

(1)	The salary amount represents the salary earned from January 1 through December 31 of the applicable year.

(2)

Reflects the aggregate grant date fair value of stock awards and option awards granted during the applicable year calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 2 to our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2014. Our executive officers will not realize the estimated value of these awards until these awards are vested and sold.

(3)	Represents amounts paid under our 2014 cash incentive bonus program.

(4)

Includes contributions made by the Company to match executive officers’ respective 401(k) plan contributions and amounts paid by the Company for health care insurance coverage, group long term life insurance and parking expenses.

(5)

Dr. Baroldi’s position as Senior Vice President and Chief Medical Officer of the Company commenced on April 15, 2013. Prior to such time, Dr. Baroldi served as a consultant to the Company in the role of acting Chief Medical Officer.

(6)	Mr. Repella’s employment with the Company terminated as of January 1, 2014.

(7)

In connection with Mr. Repella’s termination, Vanda accelerated the vesting of 16,133 shares subject to outstanding options previously awarded to Mr. Repella and extended the exercise period for all of Mr. Repella’s vested options to June 1, 2014. The amount reported for option awards for 2014 includes the incremental fair value of these modified options determined in accordance with FASB ASC Topic 718.

(8)

Payments and benefits in the amount of $544,019 provided to Mr. Repella upon the termination of his employment on January 1, 2014 consisted of: (i) cash payments equal to 12 months of base salary equal to $368,000, (ii) a cash payment of $147,200 for his target cash incentive bonus, (iii) payment of his COBRA health insurance premiums of $5,916 and (iv) reimbursement for monthly rent and parking expenses of $22,903.

2014 Grants of Plan-Based Awards

The following table sets forth each plan-based award granted to the Company’s named executive officers during the year ended December 31, 2014.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)
Mihael H. Polymeropoulos, M.D.		(3)	348,000	522,000
	12/04/2014				50,000	(4)				$613,500
	12/04/2014						150,000	(5)	12.27	$1,053,000

James P. Kelly		(3)	144,000	216,000
	12/04/2014				20,000	(4)				$245,400
	12/04/2014						60,000	(5)	12.27	$421,200

Paolo Baroldi, M.D., Ph.D.		(3)	144,000	216,000
	12/04/2014				20,000	(4)				$245,400
	12/04/2014						60,000	(5)	12.27	$421,200

(1)	Reflects cash bonuses payable under our 2014 cash incentive bonus program.

(2)

Represents the fair value of each stock option grant or RSU as of the date it was granted in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 2 to our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2014. These amounts do not represent the actual amounts paid to or realized by the executive officer for these awards.

(3)	No threshold amount is included because the plan does not provide for a minimum non-zero payout amount.

(4)

Service-based RSU that will vest with respect to 25% of the shares on January 1, 2016, 25% of the shares on January 1, 2017, 25% of the shares on January 1, 2018 and 25% of the shares on January 1, 2019.

(5)	Option vests with respect to 1/48th of the shares after the executive officer completes each month of continuous service after December 4, 2014.

All options and RSUs listed above may be subject to acceleration upon the occurrence of certain events per the terms of the executive officer’s employment agreement as described under “Employment Agreements” below.

Mr. Repella was not granted any plan-based awards during the year ended December 31, 2014 due to his employment being terminated on January 1, 2014.

Outstanding Equity Awards at 2014 Year-End

The following table sets forth information regarding each unexercised option and unvested RSUs held by each of our named executive officers as of December 31, 2014.

Name		Option awards					Stock awards
	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Mihael H. Polymeropoulos, M.D.	02/10/2005 09/28/2005 12/29/2005 01/30/2007 01/04/2008 05/22/2009 12/17/2009 12/16/2010 12/06/2011 12/07/2012 12/07/2012 12/02/2013 12/04/2014	48,154 395,621 190,373 500,000 250,000 250,000 175,000 150,000 112,250 37,500 75,000 37,500	— — — — — — — 37,750 37,500 — 112,5000 150,000	(2) (2) (2) (2)	0.33 0.33 4.73 30.65 5.76 12.55 10.65 8.75 4.88 3.12 3.12 11.59 12.27	02/10/2015 09/28/2015 12/29/2015 01/30/2017 01/03/2018 05/21/2019 12/16/2019 12/16/2020 12/05/2021 12/06/2022 12/06/2022 12/01/2023 12/03/2024
	12/16/2010 12/06/2011 12/07/2012 12/02/2013 12/04/2014						12,500 25,000 18,750 50,000 50,000	(3) (4) (5) (6) (7)	179,000 358,000 268,500 716,000 716,000

James P. Kelly	12/13/2010 12/06/2011 12/07/2012 12/07/2012 12/02/2013 12/04/2014	150,000 42,187 14,062 28,125 15,000 —	14,063 14,063 — 45,000 60,000	(9) (2) (2) (2) (2)	8.27 4.88 3.12 3.12 11.59 12.27	12/12/2020 12/05/2021 12/06/2022 12/06/2022 12/01/2023 12/03/2024
	12/13/2010 12/06/2011 12/07/2012 12/02/2013 12/04/2014						12,500 9,375 7,032 20,000 20,000	(3) (4) (5) (6) (7)	179,000 134,250 100,698 286,400 286,400
Paolo Baroldi, M.D., Ph.D.	12/07/2012 04/15/2013 12/02/2013 12/04/2014	5,000 62,500 15,000 —	5,000 87,500 45,000 60,000	(2) (8) (2) (2)	3.12 4.47 11.59 12.27	12/06/2022 04/14/2023 12/01/2023 12/03/2024
	04/15/2013 12/02/2013 12/04/2014						37,500 20,000 20,000	(5) (6) (7)	537,000 286,400 286,400

(1)	Based on a per share price of $14.32, which was the closing price per share of our common stock on the last business day of the 2014 fiscal year (December 31, 2014).

(2)	Option vests with respect to 1/48th of the total number of shares granted for each month of continuous service completed by the executive officer following the date of grant.

(3)

Service-based RSU that will vest with respect to 25% of the shares on January 1, 2012, 25% of the shares on January 1, 2013, 25% of the shares on January 1, 2014 and 25% of the shares on January 1, 2015.

(4)

Service-based RSU that will vest with respect to 25% of the shares on January 1, 2013, 25% of the shares on January 1, 2014, 25% of the shares on January 1, 2015 and 25% of the shares on January 1, 2016.

(5)

Service-based RSU that will vest with respect to 25% of the shares on January 1, 2014, 25% of the shares on January 1, 2015, 25% of the shares on January 1, 2016 and 25% of the shares on January 1, 2017.

(6)

Service-based RSU that will vest with respect to 25% of the shares on January 1, 2015, 25% of the shares on January 1, 2016, 25% of the shares on January 1, 2017 and 25% of the shares on January 1, 2018.

(7)

Service-based RSU that will vest with respect to 25% of the shares on January 1, 2016, 25% of the shares on January 1, 2017, 25% of the shares on January 1, 2018 and 25% of the shares on January 1, 2019.

(8)

Option vests with respect to 25% of the underlying shares after Dr. Baroldi completes 12 months of continuous service with the Company after April 15, 2013, with the balance vesting in equal monthly installments over the next 36 months of continuous service thereafter.

All options and RSUs listed above may be subject to acceleration upon the occurrence of certain events per the terms of the executive officer’s employment agreement as described under “Employment Agreements” below.

2014 Option Exercises and Stock Vested

The following table shows the number of shares acquired upon option exercise and stock award vesting for each named executive officer during the year ended December 31, 2014. These amounts do not represent the actual amounts realized by the executive officer for these awards.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise of Options (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mihael H. Polymeropoulos, M.D.	—	—	50,000	673,000
James P. Kelly	—	—	19,531	262,887
Paolo Baroldi, M.D., Ph.D.			12,500	168,250
Robert Repella	77,746	561,871	17,343	215,227

(1)

The shares underlying RSUs held by the named executive officers vested on January 1, 2014. The value realized on vesting is based on the closing price per share of our common stock on the vesting date, except for Dr. Polymeropoulos, Mr. Kelly and Dr. Baroldi for which the actual settlement of such RSUs occurred on February 17, 2015 pursuant to their terms. These amounts do not represent the actual amounts realized by the executive officer for these awards.

Employment Agreements

We entered into offer letters or employment agreements with each of our named executive officers: Mihael H. Polymeropoulos, M.D., our President and Chief Executive Officer; James P. Kelly, our Senior Vice President, Chief Financial Officer, Treasurer and Secretary; Robert Repella, our former Senior Vice President and Chief Commercial Officer; and Paolo Baroldi, M.D., Ph.D., our Senior Vice President and Chief Medical Officer.

Mihael H. Polymeropoulos, M.D. We entered into an employment agreement with Dr. Polymeropoulos in February 2005, which was subsequently amended on December 16, 2008 and December 16, 2010, which provides for an annual base salary of not less than $362,250 and the possibility of an annual target cash incentive bonus amount equal to 40% of his annual base salary upon achievement of certain performance goals (Dr. Polymeropoulos’ current base salary for 2015 is $600,000 and his target bonus amount is 60% of his annual base salary). If the Company terminates Dr. Polymeropoulos’ employment for any reason other than cause or permanent disability, or, other than for item (4) below, Dr. Polymeropoulos terminates his employment within six months after the occurrence of any event constituting good reason, Dr. Polymeropoulos will receive the following severance benefits following termination: (1) base salary for a period of 12 months; (2) a bonus, payable in a lump sum, in an amount equal to the greater of his most recent annual target bonus or the average annual target bonus awarded to him for the prior three years; (3) payment of his monthly COBRA health insurance premiums for up to 12 months; and (4) an additional three months of service credit under all options held by him and all such options shall be exercisable for six months following his termination. In addition, pursuant to the terms of his option and RSU award agreements, if Dr. Polymeropoulos is terminated without cause, or he terminates his employment for good reason, within 24 months following a change in control of the Company, he will become vested in all of his then unvested options and RSUs. In addition to the benefits provided in his employment agreement, option agreements and RSU awards, the Company entered into a tax indemnity agreement with Dr. Polymeropoulos in November of 2007 that provides certain benefits to him in the event of a change in control of the Company, as described below in “Severance and Change in Control Arrangements.”

James P. Kelly. We entered into an employment agreement with Mr. Kelly in December 2010, which provides for an annual base salary of not less than $285,000 and the possibility of an annual target cash incentive bonus amount equal to 40% of his annual base salary upon achievement of certain performance criteria. (Mr. Kelly’s current base salary for 2015 is $375,000 and his target bonus amount is 40% of his base salary). If the Company terminates Mr. Kelly’s employment for any reason other than cause or permanent disability, or, other than for item (4) below, if he terminates his employment within six months after the occurrence of any event constituting good reason, Mr. Kelly will receive the following severance benefits following termination: (1) base salary for a period of 12 months; (2) his annual target bonus, payable in a lump sum; (3) payment of his monthly COBRA health insurance premiums for up to 12 months; and (4) an additional three months of service credit under all options held by him and all such options shall be exercisable for six months following his termination. In addition, pursuant to the terms of his option and RSU award agreements, if Mr. Kelly is terminated without cause or if he terminates his employment for good reason, within 24 months following a change in control of the Company, he will become vested in all of his then unvested options and RSUs.

Paolo Baroldi, M.D., Ph.D. We entered into an employment agreement with Dr. Baroldi on April 15, 2013, which provides for an annual base salary of not less than $320,000 and the possibility of an annual target cash incentive bonus amount equal to 40% of his annual base salary upon achievement of certain performance criteria (Dr. Baroldi’s current base salary for 2015 is $375,000 and his target bonus amount is 40% of his base salary). If the Company terminates Dr. Baroldi’s employment for any reason other than cause or permanent disability, or, other than for item (4) below, if he terminates his employment within six months after the occurrence of any event constituting good reason, Dr. Baroldi will receive the following severance benefits following termination: (1) base salary for a period of 12 months; (2) his annual target bonus, payable in a lump sum; (3) payment of his monthly COBRA health insurance premiums for up to 12 months; and (4) an additional three months of service credit under all options held by him and all such options shall be exercisable for six months following his termination. In addition, pursuant to the terms of his option and RSU award agreements, if Dr. Baroldi is terminated without cause or if he terminates his employment for good reason, within 24 months following a change in control of the Company, he will become vested in all of his then unvested options and RSUs.

Robert Repella. We entered into an employment agreement with Mr. Repella in October 2011. Mr. Repella’s employment with the Company terminated effective as of January 1, 2014. Following such termination, pursuant to his employment agreement and pursuant to his separation and release agreement, Mr. Repella received the following severance benefits: (i) base salary for a period of 12 months, equal to $368,000; (ii) his annual target bonus of $147,200; (iii) payment of his monthly COBRA premiums of $5,916;

(iv) an additional three months of service credit under all outstanding options held by Mr. Repella, and such options remained exercisable for six months following his termination of employment; and (v) payment of his monthly rent for an apartment in Washington, D.C., and continued use of his parking space until the earlier of (a) the last day of his current lease term for such apartment or (b) the date Mr. Repella moves out of such apartment, equal to $22,903.

In the employment agreements referenced above, “Cause” means:

(a) An unauthorized use or disclosure by the executive officer of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(b) A material breach by the executive officer of any agreements between the executive officer and the Company;

(c) A material failure by the executive officer to comply with the Company’s written policies or rules;

(d) The executive officer’s conviction of, or plea of “guilty or “no contest” to a felony under the laws of the United States or any State thereof;

(e) The executive officer’s gross negligence or willful misconduct; or

(f) A continuing failure by the executive officer to perform assigned duties after receiving written notification of such failure from the Board of Directors;

And with respect to the employment agreement between the Company and each of Drs. Polymeropoulos and Baroldi, “Cause” also includes:

(g) A failure by the executive officer to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the executive officer’s cooperation.

In the employment agreements for Mr. Kelly and Dr. Baroldi, “Good Reason” means: (i) a change in the executive officer’s position with the Company that materially reduces his level of authority or responsibility, (ii) a material reduction in his base compensation or (iii) receipt of notice that his principal workplace will be relocated by more than 30 miles. In the employment agreement for Dr. Polymeropoulos, “Good Reason” shall mean any of the following events: (i) Dr. Polymeropoulos’ receipt of notice that his principal workplace will be relocated more than 30 miles; (ii) a reduction in Dr. Polymeropoulos’ base salary by more than 10%, unless pursuant to a Company-wide reduction affecting all employees proportionately; or (iii) a change in Dr. Polymeropoulos’ position with the Company that materially reduces his level of authority or responsibility (including without limitation failure to nominate him as a directory of the Company). A condition shall not be considered “Good Reason” unless the applicable executive officer gives the Company written notice of such condition within 90 days after such condition comes into existence and the Company fails to remedy such condition within 30 days after receiving such executive officer’s written notice.

Severance and Change in Control Arrangements

See “Employment Agreements” and “Compensation Discussion and Analysis — Severance and Change in Control Benefits” above for a description of the severance and change in control arrangements for our named executive officers. Drs. Polymeropoulos and Baroldi and Mr. Kelly will only be eligible to receive severance payments if each executive officer signs a general release of claims in favor of the Company.

Our Compensation Committee, as plan administrator of our Second Amended and Restated Management Equity Plan and our 2006 Equity Incentive Plan, has the authority to provide for accelerated vesting of the shares of common stock subject to outstanding options held by our named executive officers and any other person in connection with certain changes in control of Vanda.

In each employment agreement, a change in control is defined as (1) the consummation of a merger or consolidation of the Company with or into another entity, if persons who were not stockholders of the Company immediately prior to such merger or consolidation own immediately after such merger or consolidation 50% or more of the voting power of the outstanding securities of each of (a) the continuing or surviving entity and (b) any direct or indirect parent corporation of such continuing or surviving entity; or (2) the sale, transfer or other disposition of all or substantially all of the Company’s assets. With respect to Messrs. Kelly’s and Repella’s and Dr. Baroldi’s employment agreement, change in control also includes: (i) a change in the composition of our Board of Directors, as a result of which fewer than 50% of the incumbent directors are directors who either: (A) had been directors of the Company on the date 24 months prior to the date of such change in the composition of the Board of Directors (the “Original Directors”); or (B) were appointed to the Board of Directors, or nominated for election to the Board of Directors, with the affirmative votes of at least a majority of the aggregate of (1) the Original Directors who were in office at the time of their appointment or nomination and (2) the directors whose appointment or nomination was previously approved in a manner consistent with (B); and (ii) any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. A transaction shall not constitute a change in control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

In addition, the Company is a party to a tax indemnity agreement with Dr. Polymeropoulos. Under this tax indemnity agreement, the Company or its successor will reimburse Dr. Polymeropoulos for any excise tax that he is required to pay under Section 4999 of the Code of 1986, as amended, as well as the income and excise taxes imposed on the reimbursement. Section 4999 imposes a 20% excise tax on payments and distributions that are made or accelerated (or the vesting of which is accelerated) as a result of a change in control of the Company. The excise tax applies only if the aggregate value of those payments and distributions equals or exceeds 300% of Dr. Polymeropoulos’ average annual compensation from the Company for the five completed calendar years prior to the change in control. If the tax applies, it attaches to the excess of the aggregate value of the payments and distributions over 100% of Dr. Polymeropoulos’ average annual compensation. Such payments and distributions consist of the continuation of salary, incentive bonus and health insurance coverage for varying periods of time and accelerated vesting of stock options to varying degrees.

Estimated Payments and Benefits Upon Termination

The following table describes the potential payments and benefits upon employment termination for Drs. Polymeropoulos and Baroldi and Mr. Kelly, as if the executive officer’s employment terminated as of December 31, 2014.

	Executive benefits and payments upon termination		Voluntary resignation not for good reason		Voluntary resignation for good reason		Termination by company not for cause		Termination by company for cause		Voluntary resignation for good reason or termination by company not for cause in connection with or following change in control
Mihael H.	Compensation:
Polymeropoulos, M.D., President and Chief Executive Officer	Base salary		$—		$580,000	(2)	$580,000	(2)	$—		$580,000	(2)
	Highest target cash incentive bonus		—		435,000	(3)	435,000	(3)	—		435,000	(3)
	Stock options and RSUs unvested and accelerated		—		185,813	(4)	185,813	(4)	—		3,628,485	(5)
	Benefits and perquisites:
	Health care		—		25,560	(6)	25,560	(6)	—		25,560	(6)
	Accrued vacation pay		40,154	(7)	40,154	(7)	40,154	(7)	40,154	(7)	40,154	(7)
	Tax indemnity payments(1)		—		—		—		—		2,349,712

	Total		$40,154		$1,266,527		$1,266,527		$40,154		$7,058,911

James P. Kelly,	Compensation:
Senior Vice President, Chief Financial Officer, Treasurer and Secretary	Base salary	$			$360,000	(2)	$360,000	(2)	$—		$360,000	(2)
	Target cash incentive bonus		—		180,000	(8)	180,000	(8)	—		180,000	(8)
	Stock options and RSUs unvested and accelerated		—		70,744	(4)	70,744	(4)	—		1,522,859	(5)
	Benefits and perquisites:
	Health care		—		25,560	(6)	25,560	(6)	—		25,560	(6)
	Accrued vacation pay		—	(7)	—	(7)	—	(7)	—	(7)	—	(7)

	Total		$—		$636,304		$636,304		$—		$2,088,419

Paolo Baroldi,	Compensation:
M.D., Ph.D., Senior Vice President, Chief Medical Officer	Base salary		$—		$360,000	(2)	$360,000	(2)	$—		$360,000	(2)
	Target cash incentive bonus		—		180,000	(8)	180,000	(8)	—		180,000	(8)
	Stock options and RSUs unvested and accelerated		—		117,258	(4)	117,258	(4)	—		2,273,525	(5)
	Benefits and perquisites:
	Health care		—		25,560	(6)	25,560	(6)			25,560	(6)
	Accrued vacation pay		15,231	(7)	15,231	(7)	15,231	(7)	15,231	(7)	15,231	(7)

	Total		$15,231		$698,049		$698,049		$15,231		$2,854,316

(1)

Dr. Polymeropoulos is eligible to receive benefits payable in connection with the tax indemnity agreement described above in “Severance and Change in Control Arrangements” which was approved by our Compensation Committee on March 16, 2007.

(2)	Last monthly base salary prior to the termination for a period of 12 months following the date of the termination.

(3)	Greater of the most recent target cash incentive bonus awarded prior to termination or the average of the prior three years cash incentive bonuses.

(4)

In the event that the executive officer’s employment is terminated by the Company for any reason other than cause or permanent disability, the vested portion of the executive officer’s options is determined by adding three months to the executive officer’s service.

(5)

Full acceleration for all options and RSUs will occur in the event of an involuntary termination following a change of control. For purposes of the table above, settlement of the RSUs is assumed to have occurred on December 31, 2014.

(6)	Payment of the COBRA health insurance premiums up to 12 months or until the executive officer begins employment with another company that offers comparable benefits.

(7)	Based on accrued but unused vacation days available to the executive officer at December 31, 2014.

(8)	Represents the executive officer’s target cash bonus in effect as of December 31, 2014.

The following table describes the actual payments and benefits provided to Mr. Repella upon the termination of his employment with the Company on January 1, 2014.

Robert Repella,	Compensation:
Former Senior Vice President and Chief Commercial Officer	Base salary	$368,000	(1)
	Target cash incentive bonus	147,200	(2)
	Stock options accelerated and extended	53,894	(3)
	Benefits and perquisites:
	Health care	5,916	(4)
	All other	22,903	(5)

	Total	$597,913

(1)	Last monthly base salary prior to the termination for a period of 12 months following Mr. Repella’s termination date of January 1, 2014.

(2)	Represents the Mr. Repella’s target cash bonus in effect as of his termination date of January 1, 2014.

(3)	Represents the incremental fair value of modified stock options for which the vesting was accelerated and for which the exercise period was extended, determined in accordance with FASB ASC Topic 718.

(4)	Payment of the COBRA health insurance premiums following Mr. Repella’s termination date of January 1, 2014.

(5)	Consists of reimbursement for monthly rent and parking payments.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our Board of Directors recognizes the interests our investors have in the compensation of our executive officers. In recognition of that interest and as required by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail in our Compensation Discussion and Analysis, our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success and will drive the creation of stockholder value. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals and corporate goals. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2014 compensation of our named executive officers.

The Compensation Committee of our Board of Directors continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. As described in detail in our Compensation Discussion and Analysis our compensation programs are designed to motivate our executive officers to create a successful company. We believe that our compensation program, with its balance of short-term incentives (including cash bonus awards and performance conditions for certain equity awards) and long-term incentives (including equity awards that vest over up to four years) reward sustained performance that is aligned with long-term stockholder interests.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Stockholders are encouraged to read the “Compensation Discussion and Analysis,” the accompanying compensation tables, and the narrative disclosure. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders advise that they approve, in a non-binding vote, the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, related compensation tables, and the accompanying narrative disclosure set forth in the Proxy Statement relating to the Company’s 2015 Annual Meeting of Stockholders.”

In order for Proposal 3 to be approved, holders of a majority of all those outstanding shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting must vote “FOR” Proposal 3. Abstentions and broker non-votes will not be counted either “FOR” or “AGAINST” the proposal and will have no effect on the proposal. Because Proposal 3 is a non-routine matter, broker non-votes are expected to exist in connection with this matter.

As an advisory vote, the result will not be binding on our Board of Directors or Compensation Committee. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

YOUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” PROPOSAL 3, THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL 4

RE-APPROVAL OF THE PERFORMANCE GOALS INCLUDED IN THE VANDA PHARMACEUTICALS INC. 2006 EQUITY INCENTIVE PLAN

The Vanda Pharmaceuticals Inc. 2006 Equity Incentive Plan, as amended (the “Incentive Plan”) is intended to comply with Section 162(m) of the Internal Revenue Code, as amended (the “Code”). Section 162(m) places a limit of $1.0 million on the amount that we may deduct in any one taxable year for compensation paid to each of its “covered employees.” Our covered employees include our Chief Executive Officer and each of our other three most highly-paid executive officers, other than the Chief Financial Officer. There is, however, an exception to this limit for compensation earned pursuant to certain performance-based awards. A performance-based award made under the Incentive Plan is eligible for this exception provided certain Section 162(m) requirements are met. One of these requirements relates to shareholder approval (and, in certain cases, re-approval) of the material terms of the performance goals underlying the performance-based award. Our stockholders initially approved the Incentive Plan in March 2006. Our Board of Directors later approved an amendment to the Incentive Plan that added two additional categories of performance goals that may be applied to performance-based awards granted under the Incentive Plan. Our stockholders later approved these amendments and the material terms of the Incentive Plan in June 2010. The performance goals in the Incentive Plan were approved by our stockholders in 2010 with 78.8% of the vote. Section 162(m) requires re-approval of those performance goals after five years if the compensation committee has retained discretion to vary the targets under the performance goals from year to year. The Compensation Committee has retained discretion to vary the targets under the performance goals from year to year. Accordingly, we are seeking re-approval of the performance goals included in the Incentive Plan in order to preserve our ability to deduct compensation earned by certain executives pursuant to any performance-based award that may be made in the future under the plan. Additionally, to permit the payment of cash bonuses that are contingent on the achievement of performance goals and therefore qualify as “performance-based compensation” under Section 162(m).

The following discussion summarizes the material terms of the performance goals under the Incentive Plan, including a description of (i) the individuals eligible for performance awards under the Incentive Plan, (ii) the business criteria on which the underlying performance goals are based, and (iii) the applicable award limits. The full text of the Incentive Plan is attached to our 2010 proxy statement filed on April 28, 2010 and is available through the Investor Relations section of our website and the SEC website at www.sec.gov.

Eligibility. Employees and consultants of the Company and its subsidiaries and non-employee directors of the Company are eligible to receive awards under the Incentive Plan. Awards under the Incentive Plan may include grants of options, stock appreciation rights, restricted stock, restricted stock units and common stock. Eligibility for any particular award is determined by the Compensation Committee of our Board of Directors and, in the case of certain awards such as incentive stock options, may be limited by the Code.

Business Criteria Underlying Performance Goals. The Incentive Plan is designed to allow the Compensation Committee to pay cash bonuses, issue restricted stock and restricted stock units (“RSUs”) that qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, if certain conditions are met. Accordingly, the Compensation Committee may structure restricted stock and RSUs so that they are only granted or vest upon the attainment of certain pre-established objective performance goals. The performance goals that may be used by the Compensation Committee for awards of contingent cash bonuses, restricted stock or RSUs consist of:

(a)	operating profits (including EBITDA);

(b)	net profits;

(c)	earnings per share;

(d)	profit returns and margins;

(e)	revenues;

(f)	stockholder return and/or value;

(g)	stock price;

(h)	working capital;

(i)

regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of the Company or the Company’s third-party manufacturer) and validation of manufacturing processes (whether of the Company or the Company’s third-party manufacturer)); and

(j)

clinical achievements (including initiating clinical studies, initiating enrollment, completing enrollment or enrolling particular numbers of subjects in clinical studies, completing phases of a clinical study (including the treatment phase), or announcing or presenting preliminary or final data from clinical studies in each case, whether on particular timelines or generally).

Performance goals may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof.

Performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal may exclude: (a) gains or losses on operating asset sales or dispositions; (b) asset write-downs; (c) litigation or claim judgments or settlements; (d) accruals for historic environmental obligations; (e) effect of changes in tax law or rate on deferred tax liabilities; (f) accruals for reorganization and restructuring programs; (g) uninsured catastrophic property losses; (h) the cumulative effect of changes in accounting principles; and (i) any extraordinary and unusual items and/or in management’s discussion and analysis of financial performance appearing in the Company’s annual report on Form 10-K for the applicable year.

Award Limits. A total of 11,829,472 shares of our Common Stock have been authorized for issuance under the Incentive Plan. As of April 20, 2015, 6,553,657 shares were subject to outstanding options, 951,806 shares were subject to outstanding RSUs, 2,393,789 shares have been issued upon exercise or settlement of awards granted under the Incentive Plan, and 1,930,220 shares remain available for grant. On January 1 of each year over the term of the Incentive Plan, the number of shares reserved under the Incentive Plan automatically increases by 4% of the total number of shares of Common Stock that are outstanding at that time, or, if less, by 1,500,000 shares (or such lesser number as may be approved by the Company’s Board of Directors).

The Incentive Plan provides that no participant may receive options or stock appreciation rights covering more than 500,000 shares in the same year, except that a newly hired employee may receive options or stock appreciation rights covering up to 1,000,000 shares in the first year of employment. The Incentive Plan also provides for automatic annual option grants to members of our Board of Directors who are not our employees. See “Corporate Governance — Compensation of Directors.” Additionally, no participant may receive more than 500,000 restricted shares that are subject to performance-based vesting conditions in a single fiscal year and in no event shall more than 500,000 RSUs that are subject to performance-based vesting conditions be granted to any participant in a single fiscal year.

Summary of Incentive Plan

The materials terms and provisions of the Incentive Plan are summarized below. The summary, however, is not intended to be a complete description of all the terms of the Incentive Plan. This summary is qualified in its entirety by reference to the complete text of the Incentive Plan, which is filed with the SEC as to our 2010 proxy statement filed on April 28, 2010 and is available through the Investor Relations section of our website the SEC website at www.sec.gov. A copy of the Incentive Plan will also be provided to any stockholder upon written request to: Corporate Secretary at 2200 Pennsylvania Ave NW, Suite 300E, Washington, DC 20037. To the extent there is a conflict between this summary and the Incentive Plan, the terms of the Incentive Plan will govern.

The Compensation Committee of our Board of Directors administers the Incentive Plan. The Compensation Committee has complete discretion to make all decisions relating to the interpretation and operation of the Incentive Plan, including the discretion to determine who will receive an award, what type of award it will be, how many shares will be covered by the award, what the vesting requirements will be, if any, and what the other features and conditions of each award will be. The Compensation Committee has the ability to reprice outstanding options and stock appreciation rights (“SARs”) without first obtaining stockholder approval, and modify outstanding awards with the consent of any adversely affected option holder. Employees and consultants of the Company and its subsidiaries and non-employee directors of the Company are eligible to receive awards under the Incentive Plan. Awards under the Incentive Plan may include grants of options, stock appreciation rights, restricted stock, restricted stock units and common stock. Eligibility for any particular award is determined by the Compensation Committee of our Board of Directors and, in the case of certain awards such as incentive stock options, may be limited by the Code. The Compensation Committee determines which eligible persons will be granted awards under the Incentive Plan.

Stock Options. Both incentive stock options and nonstatutory stock options are available for grant under the Incentive Plan. An optionee who exercises an incentive stock option may qualify for favorable tax treatment under section 422 of the Code. On the other hand, nonstatutory stock options do not qualify for such favorable tax treatment. Since our initial public offering in 2006, only nonstatutory stock options have been granted under the Incentive Plan. The exercise price of options granted under the Incentive Plan may not be less than 100% of the fair market value of our Common Stock on the grant date. For purposes of establishing the exercise price and for all other valuation purposes under the Incentive Plan, the fair market value of a share of common stock on any relevant date will be the closing price per share of common stock on that date, as such price is reported on NASDAQ. If the applicable date is not a trading day, the fair market value will be the closing price on the last trading day prior to the applicable date.

Optionees may pay the exercise price by using cash, shares of Common Stock that the optionee already owns, an immediate sale of the option shares through a broker designated by us and other forms of payment approved by the Compensation Committee.

Options granted under the Incentive Plan are subject to the terms and conditions of option agreements approved by the Compensation Committee. They vest at the time or times, and upon such conditions, as determined by the Compensation Committee. In most cases, our options, other than annual grants to our non-employee directors, vest over the four-year period following the date of grant, subject to continued service by the optionee during that period. Options expire at the time determined by the Compensation Committee, but in no event later than 10 years after they are granted, except that they generally expire earlier if the optionee’s service terminates earlier. The Incentive Plan provides that no participant may receive options covering more than 500,000 shares in the same year, except that a newly hired employee may receive options covering up to 1,000,000 shares in the first year of employment.

Stock Appreciation Rights. A SAR allows a recipient to benefit from increases in the value of our Common Stock, but does not provide any ownership interest in our Common Stock. SARs are granted pursuant to SAR agreements adopted by the Compensation Committee. The Compensation Committee determines the strike price of each SAR, which cannot be less than 100% of the fair market value of our Common Stock on the date of grant. Upon exercise of a SAR, we will pay the participant an amount equal to the product of (a) the excess of the per share fair market value of our Common Stock on the date of exercise over the strike price, multiplied by (b) the number of shares of our Common Stock with respect to which the SAR is exercised. This amount may be paid in cash, shares of our Common Stock, or any combination thereof. Each SAR may or may not be subject to vesting, and vesting, if any, shall occur upon satisfaction of the conditions specified by the Compensation Committee. SARs expire at the time determined by the Compensation Committee, but in no event later 10 years after they are granted, except that they generally expire earlier if the recipient’s service terminates earlier. SARs vest at the time or times determined by the Compensation Committee. To date, the Company has not granted SARs under the Incentive Plan.

The Incentive Plan provides that no participant may receive SARs covering more than 500,000 shares in the same year, except that a newly hired employee may receive SARs covering up to 1,000,000 shares in the first year of employment. The Incentive Plan also provides for automatic annual option grants to members of our Board of Directors who are not our employees. See “Corporate Governance — Compensation of Directors.”

Restricted Stock. Restricted stock awards are granted pursuant to restricted stock agreements adopted by the Compensation Committee which include provisions regarding the number of shares the participant may be issued, the purchase price, if any, and the restrictions to which the shares will be subject. Awards of restricted stock may be granted in consideration for (a) cash, (b) property, (c) past or future services rendered to us or our affiliates, or (d) any other form of legal consideration approved by the Compensation Committee. The issued shares may either be immediately vested upon issuance or subject to a vesting schedule tied to length of service or attainment of performance goals. Upon termination of the participant’s service, the shares issued pursuant to a restricted stock award may be subject to forfeiture to, or repurchase by, us. The Incentive Plan provides that no participant may receive more than 500,000 restricted shares that are subject to performance-based vesting conditions in a single fiscal year.

RSUs. RSU awards represent the right to receive the value of shares of our Common Stock at a specified date in the future. RSU awards are granted pursuant to RSU agreements approved by the Compensation Committee. Upon settlement, the shares, their cash equivalent, or any combination thereof are delivered to the recipient. No cash consideration is required in connection with a RSU award. Each award of RSUs may or may not be subject to vesting tied to length of service or attainment of performance goals and may be settled immediately upon vesting or on a deferred basis. In no event shall more than 500,000 RSUs that are subject to performance-based vesting conditions be granted to any participant in a single fiscal year. Dividend equivalents may be credited in respect of shares covered by a RSU award.

Corporate Transactions. In the event that the Company is a party to a merger or reorganization, outstanding awards will be subject to the agreement of such transaction. Such agreements will provide for one or more of the following (a) continuation of the outstanding awards by the Company, if the Company is a surviving corporation; (b) the assumption of the outstanding awards by the surviving corporation; (c) the substitution by the surviving corporation of its own awards for the outstanding awards; (d) full vesting and exercisability followed by cancellation of the outstanding awards; or (e) settlement of the full value of the outstanding awards in cash, cash equivalents, or securities of the surviving corporation followed by cancellation of such awards.

Amendments or Termination. Our Board of Directors may amend or terminate the Incentive Plan at any time. If our Board of Directors were to amend the Incentive Plan, it would not need to ask for stockholder approval of the amendment unless applicable law or NASDAQ rules require such approval. The Incentive Plan will automatically terminate on April 12, 2016.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides certain information regarding our equity compensation plans in effect as of April 20, 2015:

Equity Compensation Plan Information

Plan Category	Number of Securities to be issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	8,099,545	(1)	$10.81	(2)	1,930,220	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	8,099,545	(1)	$10.81	(2)	1,930,220	(3)

(1)

Includes 7,147,739 shares issuable upon exercise of outstanding options and 951,806 shares issuable upon settlement of RSUs under the 2006 Equity Incentive Plan and Second Amended and Restated Management Equity Plan.

(2)	Does not take into account RSUs, which have no exercise price.

(3)

On January 1 of each year, the number of shares reserved under the 2006 Equity Incentive Plan is automatically increased by 4% of the total number of shares of Common Stock that are outstanding at that time, or, if less, by 1,500,000 shares (or such lesser number as may be approved by the Company’s Board of Directors).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described elsewhere in this proxy statement, the following is a description of transactions since January 1, 2014, in which we have been a participant, in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them, had or will have a direct or indirect material interest.

All of the transactions set forth below were approved by a majority of our Board of Directors, including a majority of the independent and disinterested members of our Board of Directors. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates are approved by the Audit Committee and a majority of the members of our Board of Directors, including a majority of the independent and disinterested members of our Board of Directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or officer.

In addition, the Company is a party to a tax indemnity agreement with Dr. Polymeropoulos. Under this tax indemnity agreement, the Company or its successor will reimburse Dr. Polymeropoulos for any excise tax that he is required to pay under Section 4999 of the Code of 1986, as amended, as well as the income and excise taxes imposed on the reimbursement. Section 4999 imposes a 20% excise tax on payments and distributions that are made or accelerated (or the vesting of which is accelerated) as a result of a change in control of the Company. The excise tax applies only if the aggregate value of those payments and distributions equals or exceeds 300% of Dr. Polymeropoulos’ average annual compensation from the Company for the last five completed calendar years. If the tax applies, it attaches to the excess of the aggregate value of the payments and distributions over 100% of Dr. Polymeropoulos’ average annual compensation. In the Company’s case, the payments and distributions consist of the continuation of salary, incentive bonus and health insurance coverage for varying periods of time and accelerated vesting of stock options to varying degrees. For information on Dr. Polymeropoulos’ payments due under the tax indemnity agreement in the event of termination of his employment for year ended December 31, 2014, see “Compensation of Executive Officers — Estimated Payments and Benefits Upon Termination.”

Stock Option and Restricted Stock Unit Awards

For information regarding stock options, stock awards and RSUs granted to our named executive officers and directors, see “Corporate Governance — 2014 Director Compensation” and “Compensation of Executive Officers.”

Other Related Party Transactions

On October 6, 2014, Christos Polymeropoulos, M.D., the son of our Chief Executive Officer, Mihael Polymeropoulos, M.D., commenced employment with the Company as a Medical Director. His annual salary is $145,000 per year, and he has a target bonus of 15% of his annual salary. In connection with the commencement of his employment, he received (i) a grant of options to purchase 16,500 shares of the Company’s common stock, with an exercise price of $9.59 per share, the closing price per share of the Company’s common stock on The NASDAQ Global Market on the date he commenced employment and (ii) a RSU covering 6,500 shares of common stock. The shares subject to the option and the RSU include vesting provisions consistent with those offered to other Medical Directors. Such compensation is consistent with the compensation offered to the Company’s other Medical Directors upon the commencement of their employment.

NO INCORPORATION BY REFERENCE

In Vanda’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Report of the Audit Committee” and the “Report of the Compensation Committee” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “soliciting material.” In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

It is important that your proxies be returned promptly and that your shares are represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage pre-paid envelope or vote your shares before the Annual Meeting by telephone or over the internet so your shares will be represented at the Annual Meeting.

The form of proxy and this Proxy Statement have been approved by the Board of Directors and are being mailed and delivered to stockholders by its authority.

CONTACT FOR QUESTIONS AND ASSISTANCE WITH VOTING

If you have any questions or require any assistance with voting your shares, please contact:

Investor Relations

Vanda Pharmaceuticals Inc.

2200 Pennsylvania Avenue

Suite 300E, Washington, D.C. 20037

or

Call (202) 734-3400

If you need additional copies of this Proxy Statement or voting materials, you should contact Investor Relations as described above.

The Board of Directors of Vanda Pharmaceuticals Inc.

Washington, D.C.

April 29, 2015

VANDA PHARMACEUTICALS INC. 2200 PENNSYLVANIA AVE. NW, SUITE 300E WASHINGTON, D.C. 20037 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M88894-P65144 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY VANDA PHARMACEUTICALS INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR the number(s) of the nominee(s) on the line below. following: 1. To elect one Class III director; Nominee: 01) Mihael H. Polymeropoulos, M.D. The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. To ratify the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting ?rm of the Company for the year ending December 31, 2015. 3. To approve on an advisory basis the named executive of?cer compensation. ! ! ! 4. To re-approve the performance goals included in the Vanda Pharmaceuticals Inc. 2006 Equity Incentive Plan, as amended. ! ! ! NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other ?duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized of?cer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. M88895-P65144 VANDA PHARMACEUTICALS INC. Annual Meeting of Stockholders June 18, 2015 9:00 AM This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on June 18, 2015. The undersigned appoints Mihael H. Polymeropoulos, M.D. and James P. Kelly, or either of them as shall be in attendance at the 2015 Annual Meeting of Stockholders, as proxy or proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Vanda Pharmaceuticals Inc. (the “Company”), to be held on June 18, 2015, at 9:00 a.m. local time, at the Washington Marriott, located at 1221 22nd Street NW, Washington, D.C. 20037, and at any adjournments or postponements of the Annual Meeting, and to vote on behalf of the undersigned as speci?ed in this Proxy all the Common Stock of the Company that the undersigned would be entitled to vote if personally present, upon the matters referred to on the reverse side hereof, and, in their sole discretion, upon any other business as may properly come before the Annual Meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such Annual Meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the Board of Directors’ nominee for director in Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3, and “FOR” Proposal 4, each of which is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holders on any other matter that may properly come before the Annual Meeting and any adjournment or postponement thereof. Continued and to be signed on reverse side